Exhibit 4.9

HUTCHINSON TECHNOLOGY INCORPORATED

8.50% SENIOR SECURED SECOND LIEN NOTES DUE 2017

INDENTURE

DATED AS OF             , 2012

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE AND COLLATERAL AGENT

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

-iv-

CROSS REFERENCE TABLE*

TIA SECTION		INDENTURE SECTION
Section	310	13.01
	310(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.**
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.10
Section	311	13.01
	311(a)	7.11
	(b)	7.11
Section	312	13.01
	312(a)	2.05
	(b)	13.03
	(c)	13.03
Section	313	13.01
	313(a)	7.06
	(b)(1)	7.06
	(b)(2)	7.06
	(c)	7.06; 10.06; 13.02
	(d)	7.06
Section	314	13.01
	314(a)	4.03; 4.04; 10.01; 13.02; 13.04
	(b)	10.01
	(c)(1)	10.01; 13.04
	(c)(2)	10.01; 13.04
	(c)(3)	N.A.
	(d)	10.01; 10.03
	(e)	10.01; 13.04
	(f)	N.A.
Section	315	13.01
	315(a)	7.01
	(b)	7.05; 13.02
	(c)	7.01
	(d)	7.01
	(d)(2)	7.01
	(d)(3)	7.01
	(e)	6.11
Section	316	13.01
	316(a) (last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
	(c)	13.05
Section	317(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.09
Section	318(a)	13.01
	(b)	N.A.
	(c)	13.01

*	This Cross-Reference Table shall not, for any purpose, be deemed a part of this Indenture.
**	N.A. means Not Applicable.

-i-

THIS INDENTURE dated as of             , 2012 is among Hutchinson Technology Incorporated, a corporation duly organized under the laws of the State of Minnesota (the “Company”), the Guarantors (as defined herein) from time to time party hereto and Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States, as Trustee and Collateral Agent.

In consideration of the purchase of the Notes (as defined herein) by the Holders (as defined herein) thereof, the parties hereto agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Company’s 8.50% Senior Secured Second Lien Notes due 2017.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Intercreditor Agreement” means any intercreditor agreement, other than the PNC Intercreditor Agreement, with terms no less favorable to the Holders than the PNC Intercreditor Agreement entered into by the agent or other representative of holders of Priority Lien Obligations designated pursuant to the terms of the relevant Priority Lien Documents, as senior agent, and the Trustee and Collateral Agent, as junior agent, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means possession, directly or indirectly, of the power to direct the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, co-registrar, Paying Agent, additional paying agent, Collateral Agent or co-collateral agent.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the excess of: (a) the present value at such Redemption Date of (i) the principal amount of the Note redeemed plus (ii) all required interest payments due on such principal amount from such Redemption Date through the Final Maturity Date (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the Note redeemed.

Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate, and in any event, such calculation shall not be a duty or obligation of the Trustee. The Company will deliver an Officers’ Certificate to the Trustee at least two Business Days prior to the applicable Redemption Date advising the Trustee of the Applicable Premium, together with the basis for such calculation in reasonable detail.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in a Global Note, the rules and procedures of the Depositary, to the extent applicable to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, lease or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries (other than Equity Interests in any Unrestricted Subsidiary), provided that (i) the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, will be governed by Section 4.15 and/or Section 5.01 hereof and not by Section 4.10 hereof, and (ii) any TSA+ Disposition will be governed by Section 4.15 and not by Section 4.10 hereof; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value (as determined in good faith by the Board of Directors or the Chief Financial Officer of the Company) of less than $2.0 million;

(2) a transfer of assets (i) by the Company or any of its Restricted Subsidiaries to the Company or any Guarantor, or (ii) by a Restricted Subsidiary of the Company that is not a Guarantor to another Restricted Subsidiary of the Company that is not a Guarantor;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the sale, other disposition or discount of products, services, accounts receivable, equipment or other goods in the ordinary course of business (other than sales, dispositions or discounts of products, services, accounts receivable, equipment or goods by the Company or a Guarantor to any Subsidiary of the Company that is not a Guarantor or a Pledged Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Board of Directors or Chief Financial Officer of the Company) of which exceed $2.0 million in any single transaction or series of related transactions or in any fiscal year of the Company);

(5) any sale, lease or other disposition of surplus, damaged, unserviceable, worn-out or obsolete assets in the ordinary course of business and the assignment, license, cancellation, abandonment or other disposition of intellectual property that is no longer useful in any material respect in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(6) licenses and sublicenses by the Company or any of its Restricted Subsidiaries of intellectual property in the ordinary course of business or in settlement of any litigation or claims in respect of intellectual property, and leases or subleases of real property and equipment in the ordinary course of business;

(7) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business and the liquidation of any assets received in settlement of claims owed to the Company or any of its Restricted Subsidiaries;

(8) the granting of Liens not prohibited by Section 4.12 hereof;

(9) the sale or other disposition of cash or Cash Equivalents or other Investments permitted by clause (2) of the definition of Permitted Investments;

(10) a Restricted Payment (or any transaction that would be a Restricted Payment but for an exclusion from the definition thereof) that does not violate Section 4.07 hereof or a Permitted Investment; and

(11) any issuance or sale of Equity Securities in the Company.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary of the Company by any lender under the Credit Agreement or another Credit Facility or any Affiliate thereof: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary of the Company, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Beneficial Ownership” means the definition such term is given in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act.

“Board of Directors” means either the board of directors of the Company or any committee of the Board of Directors authorized to act for it with respect to this Indenture.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York, Chicago, Illinois or Minneapolis, Minnesota are authorized or obligated to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, overnight bank deposits, and demand and time deposits, in each case, with any lender party to the Credit Agreement or another Credit Facility or with any domestic commercial bank having capital and surplus of at least $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Certificated Note” means a Note that is in substantially the form attached as Exhibit A but that does not include the legend included on the first page of Exhibit A or information called for by the schedule thereof.

“Change of Control” means the occurrence of any of the following after the date hereof: (i) the acquisition by any Person of Beneficial Ownership, directly or indirectly, of shares of the Company’s Capital Stock entitling that Person to exercise 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors, including without limitation by merger or consolidation; or (ii) the direct or indirect consolidation or merger of the Company with or into any other Person, or any direct or indirect merger of another Person into the Company, provided that this clause (ii) shall not apply to (A) any transaction (y) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s Capital Stock and (z) pursuant to which holders of the Company’s Capital Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Capital Stock entitled to vote generally in elections of directors of the continuing or surviving Person immediately after the transaction; or (B) any merger solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or (iii) any direct or indirect conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, to another Person; or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company; or (vi) a TSA+ Disposition.

“Collateral” means any property or assets of the Company, any Guarantor or any other Restricted Subsidiary of the Company, whether now owned or hereafter acquired, subject or purported to be subject to a Lien granted to secure the Note Obligations pursuant to any Security Document.

“Collateral Agent” means Wells Fargo Bank, N.A., in its capacity as collateral agent under this Indenture, together with its successors in such capacity.

“Company” means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Company.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period

(1) plus, without duplication:

(i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(ii) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(iii) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income;

(2) minus non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1) all extraordinary or non-recurring gains (but not losses) and all gains (but not losses) realized in connection with any Asset Sale (without giving effect to any threshold set forth in the definition thereof) or the disposition of securities, together with any related provision for taxes on any such gain, will be excluded;

(2) the net income (and loss) of any Person that is not the specified Person or a Restricted Subsidiary of the specified Person (including without limitation, in the case of the Company, any Unrestricted Subsidiary) will be excluded, provided that Consolidated Net Income of the specified Person for any period will be increased by the amount of any dividends or similar distributions paid in cash by such Person to the specified Person or a Restricted Subsidiary of the specified Person in respect of such period;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) non-cash gains (and losses) attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded;

(5) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards will be excluded, provided that the proceeds resulting from any such grant will be excluded from clause (y)(B) of Section 4.07(a) hereof;

(6) any gains (and losses) due solely to fluctuations in currency values will be excluded;

(7) any gains (but not losses) from discontinued operations will be excluded; and

(8) the after-tax effect of any income (and loss) from the early extinguishment of Indebtedness will be excluded.

“Continuing Directors” means as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of this Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office” means the office of the Trustee at which at any particular time the trust created by this Indenture shall be administered, which initially will be the office of Wells Fargo Bank, National Association, located at 625 Marquette Avenue, MAC N9311-110, Minneapolis, Minnesota 55479, Attention: Hutchinson Administrator.

“Credit Agreement” means that certain Revolving Credit and Security Agreement dated as of September 16, 2011 by and among PNC Bank, National Association (as lender and as agent), the Company and the other borrowers signatory thereto, providing for revolving credit borrowings and issuances of letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (provided, that the rate of or method of calculating interest on the Indebtedness incurred under such Revolving Credit and Security Agreement as so amended, restated, modified, renewed, refunded, replaced or refinanced is not materially less favorable to the Company and the Guarantors, as determined in good faith by the Board of Directors, than that provided in such Revolving Credit and Security Agreement as in effect on the date of this Indenture, except to the extent such rate or method is permitted to be modified without the consent of the Trustee or the Holders of the Notes pursuant to the terms of the Intercreditor Agreement).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or investors or to special purpose entities formed to borrow from such lenders or investors against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time. Notwithstanding the foregoing, no debt or commercial paper facilities shall constitute Credit Facilities if the rate of or method of calculating interest on the Indebtedness incurred thereunder is materially less favorable to the Company and the Guarantors, as determined in good faith by the Board of Directors, than that provided in the Credit Agreement as in effect on the date of this Indenture, except to the extent such rate or method is permitted to be modified without the consent of the Trustee or the Holders of the Notes pursuant to the terms of the Intercreditor Agreement.

“Default” means, when used with respect to the Notes, any event that, after notice or passage of time, or both, would be an Event of Default.

“Development Center” means that certain real property in Hutchinson, Minnesota, known as McLeod County Property Tax Identification Number R23.246.0015. The Development Center parcel consists of a two-story commercial building with approximately 234,882 square feet of interior space, situated on a parcel of approximately 59.56 acres.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 180 days after the Final Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Joint Venture” means a Joint Venture that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time, or any successor statute or statutes thereto.

“Excluded Assets” means the following property or assets of the Company or any Guarantor, except to the extent that the Company or any Guarantor is required to and has granted a Lien on such property or assets to secure the Note Obligations pursuant to Section 4.18(b), (c) or (d) hereof:

(1) any item of general intangibles of the Company or any Guarantor, but only to the extent that such item of general intangibles (or any agreement evidencing such item of general intangibles) contains a term or is subject to any law that restricts, prohibits or requires a consent (that has not been obtained) of another Person to the creation, attachment or perfection of a Lien thereon, which restriction, prohibition and/or requirement of consent is not rendered ineffective by applicable law;

(2)(a) the Equity Interests in any Foreign Subsidiary other than (x) HTI Thailand or (y) any other Foreign Subsidiary that, after the date of this Indenture, becomes a Pledged Restricted Subsidiary either at the option of the Company or as required by the terms of this Indenture (together with HTI Thailand, the “Pledged Foreign Subsidiaries”), or (b) that portion of the Equity Interests in any Pledged Foreign Subsidiary that exceeds 66% of the Equity Interests of such Pledged Foreign Subsidiary (the Equity Interests in any Pledged Foreign Subsidiary excluded from the Collateral by operation of this clause (2)(b) being referred to in this Indenture as “Foreign Subsidiary Excluded Equity Interests”);

(3) the Equity Interests of any Subsidiary to the extent that, in the reasonable judgment of the Company, if such Equity Interests were not excluded from the Collateral then Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act would require the filing of separate financial statements of such Subsidiary with the SEC or any other governmental agency due to the fact that such Subsidiary’s Equity Interests secure the Note Obligations but solely to the extent necessary so as not to subject such Subsidiary to such separate financial statements requirement; provided that, in the event Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act is (x) amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Equity Interests to be included in the Collateral without subjecting such Subsidiary to such separate financial statements requirement or (y) no longer applicable to the Company, such Equity Interests of such Subsidiary which were previously excluded by operation of this provision shall automatically be deemed to be part of the Collateral but only to the extent so as not to subject such Subsidiary to such separate financial statements requirement (the Equity Interests excluded from the Collateral by operation of this clause (3) being referred to in this Indenture as the “Rule 3-16 Excluded Assets”);

(4) any property of the Company or a Guarantor that is subject to a Lien of the type referred to in clause (6) or (17) of the definition of Permitted Liens, but only if any agreement granting or relating to such Lien prohibits the granting of a Lien in favor of the Collateral Agent on such property;

(5) intent to use trademarks until such time as the Company or the applicable Guarantor begins to use such trademark in the applicable jurisdiction;

(6) any item of intellectual property that arises under, or is governed by, the laws of a country or political subdivision thereof other than the United States or a political subdivision thereof, if the creation, attachment or perfection of a Lien under the security documents thereon would violate any applicable law or require the consent of any governmental authority of such country or political subdivision or impair in any material respect the value of such item of intellectual property;

(7) any real property or interest therein; and

(8) other property or assets of the Company or any Guarantor to the extent and only for so long as such property or assets are not subject to Liens securing the Priority Lien Obligations (except for property and assets released from such Liens in connection with the payment in full of the Priority Lien Debt and the termination or expiration of all commitments, if any, to extend credit that would constitute Priority Lien Debt), provided that the term “Excluded Assets” shall in no event include any property or assets of the Company or any Guarantor, other than Rule 3-16 Excluded Assets, if such property or assets are then subject to Liens securing any Priority Lien Debt.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of this Indenture (including without limitation any Outstanding 3.25% Notes and Outstanding 8.50% Notes that remain outstanding after consummation of the Tender/Exchange Offers), until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or, if expressly permitted by this Indenture, the Chief Financial Officer of the Company.

“Final Maturity Date” means January 15, 2017.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, and commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not cash, paid on any Disqualified Stock or any series of preferred stock of such Person or any of its Restricted Subsidiaries, provided that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such securities (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of such Person in good faith); plus

(5) interest expense incurred in connection with Investments in discontinued operations; plus

(6) cash contributions by such Person or any of its Restricted Subsidiaries to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such specified Person) in connection with Indebtedness incurred by such plan or trust.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“Foreign Subsidiary Excluded Equity Interests” has the meaning ascribed thereto in the definition of Excluded Assets.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) the statements and pronouncements of the Financial Accounting Standards Board, and (3) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in registration statements filed under the Securities Act and periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Global Note” means a Note in global form that is in substantially the form attached as Exhibit A and that includes the information called for by the schedule thereof and which is deposited with the Depositary or its custodian and registered in the name of the Depositary or its nominee.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means any Restricted Subsidiary of the Company that may hereafter guarantee payment and performance of the Company’s obligations under this Indenture and the Notes pursuant to a Note Guaranty (provided that any such Restricted Subsidiary shall cease to constitute a Guarantor when its Note Guaranty is released in accordance with this Indenture); and “Guarantors” means collectively all such Restricted Subsidiaries.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor which is expressly subordinate in right of payment to the obligations of such Guarantor under its Note Guaranty pursuant to a written agreement (it being understood that no Indebtedness shall be considered to be a Guarantor Subordinated Obligation solely by virtue of being unsecured or by virtue of being secured on a junior priority basis).

“Hedge Agreement” means any exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor, forward purchase or similar agreement dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Hedge Agreement.

“Holder” or “Holder of a Note” means the Person in whose name a Note is registered on the Registrar’s books.

“HTI Thailand” means Hutchinson Technology Operations (Thailand) Co., Ltd., a company organized under the laws of Thailand.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed (other than obligations in respect of earnouts); or

(6) representing the net amount due under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture as amended or supplemented from time to time pursuant to the terms of this Indenture, including the provisions of the TIA that are automatically deemed to be a part of this Indenture by operation of the TIA.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or any Guarantor under Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Guarantor or any similar case or proceeding relative to the Company or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement” means, collectively, the PNC Intercreditor Agreement and any Additional Intercreditor Agreement.

“Interest Payment Date” means January 15 and July 15 of each year, commencing July 15, 2012.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07 hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07 hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” of any Note means the date on which the Note was originally issued or deemed issued as set forth on the face of the Note.

“Joint Venture” means any corporation, partnership or other entity (other than a Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries holds any Equity Interests.

“Learning Center” means that certain real property in Hutchinson, Minnesota, known as McLeod County Property Tax Identification Number R23.246.0013. The Learning Center parcel consists of a one-story commercial building with a building footprint of approximately 20,276 square feet, situated on a parcel of approximately 8.65 acres.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any capital lease, or any option or other agreement to sell or give a security interest.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders or investors have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Documents” means the Indenture, the Notes and the Security Documents.

“Note Guaranty” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Note pursuant to the provisions of this Indenture.

“Notes” means the 8.50% Senior Secured Second Lien Notes due 2017, or any of them (each a “Note”), as amended or supplemented from time to time, that are issued under this Indenture.

“Notes Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor thereto.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the relevant documentation, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman or any Co-Chairman of the Board of Directors, any Vice Chairman of the Board of Directors, or the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Controller, the Secretary, any Assistant Controller or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers; provided, however, that for purposes of Section 4.04, “Officers’ Certificate” means a certificate signed by (a) the principal executive officer, principal financial officer or principal accounting officer of the Company and (b) one other Officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Outstanding 3.25% Notes” means the Company’s outstanding 3.25% Convertible Subordinated Notes due 2026.

“Outstanding 8.50% Notes” means the Company’s outstanding 8.50% Convertible Senior Notes due 2026.

“Permitted Businesses” means any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of this Indenture (the “existing business”) and any business reasonably related, incidental, complementary or ancillary thereto (including without limitation the manufacture and sale of other products with the same type of machinery and equipment as is used in the existing business and the sale of products manufactured by the Company or any of its Restricted Subsidiaries as part of the existing business to, or the performance of services offered by the Company or any of its Restricted Subsidiaries as part of the existing business for, customers in markets other than markets sold to or served by the existing business).

“Permitted Investments” means:

(1) any Investment (i) by the Company or any Restricted Subsidiary of the Company in the Company or in a Guarantor, or (ii) by any Restricted Subsidiary of the Company that is not a Guarantor in any other Restricted Subsidiary of the Company that is not a Guarantor;

(2) any Investment in Cash Equivalents or other Investments permitted by the Company’s investment policy as in effect on the date of this Indenture;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person whose primary business is a Permitted Business, if as a result of such investment: (a) such Person becomes a Restricted Subsidiary, or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to directors, officers and employees made in the ordinary course of business;

(9) repurchases of the Notes or other Indebtedness of the Company or any Restricted Subsidiary of the Company;

(10) any guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof;

(11) any Investment existing on, or made pursuant to binding commitments existing on, the date of this Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Indenture, provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Indenture or (b) as otherwise permitted under this Indenture;

(12) Investments acquired after the date of this Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person (including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries) in a transaction that is not prohibited by this Indenture, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(13) any Investment in a Restricted Subsidiary of the Company that is not a Guarantor, the proceeds of which are used by such Restricted Subsidiary to purchase equipment, products or other goods or services from the Company or any Guarantor, provided that such Restricted Subsidiary is a Pledged Restricted Subsidiary;

(14) any Investment consisting of a contribution of property or assets of the BioMeasurement Division of the Company to the capital of any Domestic Subsidiary or any Domestic Joint Venture, provided that, in the case of a Domestic Subsidiary, such Domestic Subsidiary is a Pledged Restricted Subsidiary and, in the case of a Domestic Joint Venture, the Equity Interests in such Domestic Joint Venture owned by the Company or any Restricted Subsidiary of the Company are included in Collateral;

(15) any Investment in a Restricted Subsidiary of the Company that is not a Guarantor having an aggregate Fair Market Value (measured on the date each such Investment is made and without giving effect to subsequent changes in value), as determined in good faith by the Board of Directors or the Chief Financial Officer of the Company, when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed $20.0 million, provided that such Restricted Subsidiary is a Pledged Restricted Subsidiary; and

(16) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment is made and without giving effect to subsequent changes in value), as determined in good faith by the Board of Directors or the Chief Financial Officer of the Company, when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed $5.0 million.

“Permitted Liens” means:

(1) Liens securing (a) Priority Lien Debt in an aggregate outstanding principal amount not exceeding the Priority Lien Cap and (b) all other Priority Lien Obligations;

(2) Liens securing the Notes, the Note Guaranties and any other Note Obligations;

(3) Liens in favor of the Company or the Guarantors;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company or Liens on property or Equity Interests of another Person at the time such other Person becomes a Subsidiary of the Company or a Restricted Subsidiary of the Company, provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of Section 4.09(b) hereof covering only the assets acquired with or financed by such Indebtedness and any improvements or accessions thereto and the proceeds thereof;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(9) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the Indebtedness renewed, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness (plus improvements and accessions to such property and proceeds or distributions thereof);

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(c) if the Lien on any Collateral securing the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness is junior in priority to the Lien in such Collateral securing the Note Obligations, then the Lien on such Collateral securing such Permitted Refinancing Indebtedness shall be junior in priority to the Lien on such Collateral securing the Note Obligations;

(11) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(12) Liens on the Collateral (or any portion thereof) securing Indebtedness permitted to be incurred under clause (1) of Section 4.09(a) hereof, so long as such Liens are junior in priority to the Liens securing the Note Obligations;

(13) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(15) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) licenses or sublicenses of intellectual property in the ordinary course of business or in settlement of any litigation or claims in respect of intellectual property and leases or subleases of real property or equipment in the ordinary course of business;

(17) Liens existing on the date of this Indenture (other than Liens securing Priority Lien Obligations);

(18) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business.

“Permitted Prior Liens” means (i) those Liens which, under each of the Priority Lien Documents, are permitted to be incurred on a priority basis to the Priority Liens and (ii) at any time when no Priority Lien Documents remain in effect, Permitted Liens which are prior to the Liens securing the Note Obligations as a matter of law or pursuant to any agreement consented to by the Holders of the Notes in accordance with Article IX hereof.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has (a) a final maturity date not earlier than the earlier of (i) the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (ii) the date 180 days after the Final Maturity Date of the Notes, and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act or any other entity.

“Pledged Restricted Subsidiary” means any Restricted Subsidiary of the Company, provided that all of the Equity Interests in such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary of the Company, other than Foreign Subsidiary Excluded Equity Interests and Rule 3-16 Excluded Assets, are included in the Collateral.

“PNC Intercreditor Agreement” means the Intercreditor Agreement dated as of the date of this Indenture between Wells Fargo Bank, National Association, as junior agent, and PNC Bank, National Association, as senior agent, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time.

“Principal” or “principal” of a debt security, including the Notes, means the principal of the security plus, when appropriate, the premium, if any, on the security.

“Priority Lien” means a Lien granted by a Priority Lien Document on any property of the Company, any Guarantor or any other Restricted Subsidiary of the Company to secure Priority Lien Obligations.

“Priority Lien Cap” means, as of any date, the aggregate principal amount of Indebtedness under the Credit Agreement and/or any other Credit Facility that may be incurred under clause (1) of Section 4.09(b) hereof as of such date.

“Priority Lien Debt” means:

(1) Indebtedness of the Company or any Guarantor under the Credit Agreement; and

(2) Indebtedness of the Company or any Guarantor under any other Credit Facility that is secured by a Lien on the Collateral, provided, in the case of any Indebtedness referred to in this clause (2), that

(a) on or before the date on which such Indebtedness is incurred by the Company or such Guarantor, such Indebtedness is designated by the Company in an Officers’ Certificate delivered to the Trustee and Collateral Agent as “Priority Lien Debt” for purposes of this Indenture; and

(b) the agent or other representative with respect to such Indebtedness has duly executed and delivered an Intercreditor Agreement (or a joinder to an Intercreditor Agreement).

“Priority Lien Documents” means the Credit Agreement and documents governing any other Credit Facility pursuant to which any Priority Lien Debt is incurred and the security documents that secure the Priority Lien Debt.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations of the Company, any Guarantor or any other Restricted Subsidiary of the Company in respect of Priority Lien Debt or under any Priority Lien Documents, together with Hedging Obligations and Banking Services Obligations that are secured under Priority Lien Documents.

“Redemption Date” when used with respect to any Note to be redeemed, means the date fixed by the Company for such redemption pursuant to Article III.

“Regular Record Date” means, with respect to each Interest Payment Date, the January 1 or July 1, as the case may be, next preceding such Interest Payment Date.

“Restricted Investment” means an investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rights Offering” means the offer by the Company to the holders of Outstanding 3.25% Notes of rights to subscribe for units consisting of up to $40.0 million aggregate principal amount of Notes and related Warrants described in the Company’s Registration Statement on Form S-1 filed by the Company with the SEC on February 6, 2012.

“Rule 3-16 Excluded Assets” has the meaning ascribed thereto in the definition of Excluded Assets.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the Securities and Exchange Commission.

“Second Lien Security Agreement” means the Second Lien Security Agreement dated as of the date of this Indenture among the Company, the Guarantors from time to time party thereto, and the Collateral Agent, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time.

“Second Lien Security Agreement Joinder” has the meaning set forth in the Second Lien Security Agreement.

“Secured Debt” means (i) the Notes, (ii) Priority Lien Debt, and (iii) other Indebtedness of the Company or any Guarantor that is secured by all or any part of the Collateral (which other Indebtedness, if incurred pursuant to Section 4.09(a) hereof, shall have the Lien priority specified in clause (12) of the definition of Permitted Liens).

“Secured Leverage Ratio” means the ratio of the Secured Debt as of the last day of any period of four full fiscal quarters to the Company’s Consolidated EBITDA for such period. In the event that the Company or any Guarantor incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Secured Debt (other than borrowings pursuant to any working capital or other revolving facility) subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the “Calculation Date”), then the Secured Leverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Secured Leverage Ratio:

(1) acquisitions that have been made by the Company or any Guarantor, including through mergers or consolidations, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time, or any successor statute or statutes thereto.

“Security Documents” means the Second Lien Security Agreement, each Second Lien Security Agreement Joinder and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company, any Guarantor or any other Restricted Subsidiary of the Company creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent (or a co-collateral agent), in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act, as in effect on the date of this Indenture.

“Stated Maturity” mean, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company which is expressly subordinate in right of payment to the Notes pursuant to a written agreement (it being understood that no Indebtedness shall be considered to be a Subordinated Obligation solely by virtue of being unsecured or by virtue of being secured on a junior priority basis).

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Tender/Exchange Offers” means the concurrent offer to exchange Outstanding 3.25% Notes for Notes, offer to purchase Outstanding 3.25% Notes and offer to purchase Outstanding 8.50% Notes made by the Company pursuant to its prospectus and offer to purchase dated             , 2012.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date of this Indenture, except to the extent that the Trust Indenture Act or any amendment thereto expressly provides for application of the Trust Indenture Act as in effect on another date.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least three Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to the Final Maturity Date; provided, however, that if the period from the Redemption Date to the Final Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means, with respect to the Trustee, any officer assigned to the Corporate Trust Office having direct responsibility for the administration of this Indenture, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means such successor.

“TSA+ Disposition” means:

(1) the sale, conveyance, transfer, leasing (including subleasing), licensing (including sublicensing) or other disposition by the Company or any of its Subsidiaries to any Person of the trade secret and know-how and process technology necessary for making suspension assembly flexures produced using additive manufacturing processes, known as the Company’s TSA+ flexure (the “TSA+ Assets”) and any patents that cover TSA+ Assets (the “TSA+ Patents”), provided that the Company and its Subsidiaries may, in the good faith determination of the Board of Directors and on commercially reasonable terms (including reasonable precautions to be taken to protect the proprietary nature of the TSA+ Assets), lease, sublease, license or sublicense, on a non-exclusive basis, the TSA+ Patents (and, in the case of clause (c) below, TSA+ Assets) to the following Persons (none of which shall constitute a TSA+ Disposition):

(a) any Person that owns intellectual property for the same or similar systems, methods, products and services as the TSA+ Assets to the extent the Company receives a lease, sublease, license or sublicense of such intellectual property from such Person of similar scope consistent with past practices of the Company;

(b) any Person that is a customer of the Company purchasing TSA+ flexures solely to the extent necessary for such customer to use, sell or otherwise dispose of the TSA+ flexures;

(c) any Person not primarily engaged in the disk drive industry for use outside the disk drive industry; and

(d) renewals or extensions of existing leases, subleases, licenses or sublicenses existing on the date hereof; or

(2) the sale, conveyance, transfer or other disposition of all or a material portion of the physical assets relating to the TSA+ Assets or the TSA+ Patents (other than due to replacement of damaged, unserviceable, worn-out or obsolete assets or for improved process capability, provided reasonable precautions are taken to protect the proprietary nature of the TSA+ Assets) used by the Company or its Subsidiaries for the manufacturing of TSA+ flexures.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained by the Company or such Restricted Subsidiary in a comparable transaction on an arms’-length basis at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support (including by granting Liens on its assets) for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Vice President” when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Warrants” means detachable warrants to purchase shares of common stock of the Company issued by the Company upon the consummation of the Rights Offering to the holders of Outstanding 3.25% Notes that exercised, in accordance with and pursuant to the terms of the Rights Offering, their subscription rights pursuant to the Rights Offering.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of the Company all of the Equity Interests in which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) are owned by (i) the Company; (ii) the Company and one or more Wholly Owned Restricted Subsidiaries; or (iii) one or more Wholly Owned Restricted Subsidiaries.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Agent Members”	2.01
“Asset Sale Offer”	3.08
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Company Order”	2.02
“Covenant Defeasance”	8.03
“DTC”	2.01
“Depositary”	2.01
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Legal Holiday”	13.07
“Note Obligations”	10.01
“Notice of Default”	6.01
“Offer Amount”	4.10
“Offer Period”	3.08
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Purchase Date”	3.08
“Primary Registrar”	2.03
“Receiver”	6.01
“Redemption Price”	3.01
“Registrar”	2.03
“Restricted Payments”	4.07

Section 1.03 Trust Indenture Act Provisions.

Whenever this Indenture refers to a provision of the TIA, that provision is incorporated by reference in and made a part of this Indenture. This Indenture shall also include those provisions of the TIA required to be included herein by the provisions of the Trust Indenture Reform Act of 1990. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on Notes and the Note Guaranties means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guaranties, respectively.

All other terms used in this Indenture that are defined in the TIA, defined by reference in the TIA to another statute or defined by any SEC rule and not otherwise defined herein have the meanings assigned to them in the TIA, such other statute or such SEC Rule (as the case may be).

Section 1.04 Rules of Construction.

(a)	Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) words in the singular include the plural, and words in the plural include the singular;

(4) provisions apply to successive events and transactions;

(5) the term “merger” includes a statutory share exchange and the term “merged” has a correlative meaning;

(6) the masculine gender includes the feminine and the neuter;

(7) references to agreements and other instruments include subsequent amendments thereto; and

(8) all “Article”, “Exhibit” and “Section” references are to Articles, Exhibits and Sections, respectively, of or to this Indenture unless otherwise specified herein, and the terms “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

Section 1.05 Acts of Holders. A Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any portion (in an authorized denomination) of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any portion (in an authorized denomination) of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different portions of such principal amount pursuant to this Section shall have the same effect as if given or taken by separate Holders of each such different portion.

ARTICLE II

THE NOTES

Section 2.01 Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the respective forms set forth in Exhibit A, which Exhibit is incorporated in and made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange or automated quotation system rule or regulation or usage. The Company shall provide any such notations, legends or endorsements to the Trustee in writing. Each Note shall be dated the date of its authentication.

(b) All of the Notes are initially being offered and sold in reliance on an effective registration statement under the Securities Act and shall be issued initially in the form of a Global Note, which shall be deposited with the Trustee, at its Corporate Trust Office, as custodian for the depositary, The Depository Trust Company (“DTC”, and such depositary, or any successor thereto, being hereinafter referred to as the “Depositary”), and registered in the name of its nominee, Cede & Co. (or any successor thereto), for the accounts of participants in the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Notes Custodian as hereinafter provided, subject in each case to compliance with the Applicable Procedures.

(c) Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect issuances, replacements, exchanges, purchases, redemptions, or transfers of such Notes. Any adjustment of the aggregate principal amount of a Global Note to reflect the amount of any increase or decrease in the aggregated principal amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.12 and shall be made on the records of the Trustee, the Notes Custodian and the Depositary.

(d) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or under the Global Note, and the Depositary (including, for this purpose, its nominee) may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (1) prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (2) impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(e) The Company shall execute and the Trustee shall, in accordance with this Section 2.01(e), authenticate and deliver initially one or more Global Notes that (1) shall be registered in the name of the Depositary or its nominee, (2) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions and (3) shall bear a legend substantially to the following effect:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR A NOTE IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.”

Section 2.02 Execution and Authentication.

(a) The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is *[$            ].

(b) An Officer shall sign the Notes for the Company by manual or facsimile signature. Typographic and other minor errors or defects in any such facsimile signature shall not affect the validity or enforceability of any Note that has been authenticated and delivered by the Trustee.

(c) If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(d) A Note shall not be valid until an authorized signatory of the Trustee by manual signature signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(e) The Trustee shall authenticate and make available for delivery Notes for original issue upon receipt of a written order or orders of the Company signed by an Officer of the Company (a “Company Order”). The Company Order shall specify the amount of Notes to be authenticated, whether such Notes will be represented by a Global Note or Certificated Notes and the date on which each original issue of Notes is to be authenticated.

(f) The Trustee shall act as the initial authenticating agent. Thereafter, the Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as an Agent to deal with the Company or an Affiliate of the Company.

(g) The Notes shall be issuable only in registered form without coupons and only in denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof.

Section 2.03 Registrar and Paying Agent.

(a) The Company shall maintain one or more offices or agencies where Notes may be presented for registration of transfer or for exchange (each, a “Registrar”) and one or more offices or agencies where Notes may be presented for payment (each, a “Paying Agent”). One of the Registrars (the “Primary Registrar”) shall keep a register of the Notes and of their transfer and exchange. The Company may change any Paying Agent or Registrar without prior notice to any Holder of Notes, provided that the Company will deliver written notice of any such change in Paying Agent or Registrar to each Holder of a Note within two Business Days after such change.

(b) The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, provided that the Agent may be an Affiliate of the Trustee. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such. The Company or any Affiliate of the Company may act as Paying Agent (except for the purposes of Section 4.01 and Article XII).

(c) The Company hereby initially designates the Trustee as Paying Agent, Registrar and Notes Custodian.

Section 2.04 Paying Agent to Hold Money in Trust. Prior to 12:00 p.m. (noon), New York City time, on each due date of the payment of principal of, or interest on, any Notes, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal or interest so becoming due. Subject to Section 12.03, a Paying Agent shall hold in trust for the benefit of Holders of Notes or the Trustee all money held by the Paying Agent for the payment of principal of, or interest on, the Notes, and shall notify the Trustee in writing of any failure by the Company (or any other obligor on the Notes) to make any such payment. If the Company or an Affiliate of the Company acts as Paying Agent, it shall, before 12:00 p.m. (noon), New York City time, on each due date of the principal of, or interest on, any Notes, segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of Holders of Notes. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Event of Default, upon written request to a Paying Agent, require such Paying Agent to pay forthwith to the Trustee all sums so held in trust by such Paying Agent. Upon doing so, the Paying Agent (other than the Company) shall have no further liability for the money. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent.

Section 2.05 Lists of Holders of Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of Notes. If the Trustee is not the Primary Registrar, the Company shall furnish to the Trustee at least five (5) Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Subject to compliance with any applicable additional requirements contained in Section 2.12, when a Note is presented to a Registrar with a request to register a transfer thereof or to exchange such Note for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, a transfer certificate each in the form included in Exhibit A, and completed in a manner satisfactory to the Registrar and duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer or exchange at an office or agency maintained pursuant to Section 2.03, the Company shall execute and upon receipt of a Company Order the Trustee shall authenticate Notes of a like aggregate principal amount at the Registrar’s request. Any exchange or transfer shall be without charges or fees, except that the Company or the Registrar may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge that may be imposed in relation thereto, provided that this sentence shall not apply to any transfer or exchange pursuant to Section 2.10, 3.06, 3.08, 4.15 or 9.05.

(b) Neither the Company, any Registrar nor the Trustee shall be required to exchange or register a transfer of (1) any Notes for a period of 15 days next preceding mailing of a notice of Notes to be redeemed, or (2) any Notes or portions thereof selected or called for redemption (except, in the case of redemption of a Note in part, the portion thereof not to be redeemed).

(c) All Notes issued upon any transfer or exchange of Notes shall be valid and legally binding obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

(d) Any Registrar appointed pursuant to Section 2.03 shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.

Section 2.07 Replacement Notes.

(a) If any mutilated Note is surrendered to the Company, a Registrar or the Trustee, or the Company, a Registrar and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Company, the applicable Registrar and the Trustee such security or indemnity as may be required by them to save each of them harmless from any loss that any of them may suffer as a result of the replacement of such Note, then, in the absence of notice to the Company, such Registrar or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall execute, and upon delivery of a Company Order the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

(b) If any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be purchased or redeemed by the Company pursuant to Article III or Section 4.10 or 4.15, the Company in its discretion may, instead of issuing a new Note, pay, redeem or purchase such Note, as the case may be.

(c) Upon the issuance of any new Notes under this Section 2.07, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Trustee or the Registrar) in connection therewith.

(d) Every new Note issued pursuant to this Section 2.07 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

(e) The provisions of this Section 2.07 are (to the extent lawful) exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08 Outstanding Notes.

(a) Notes outstanding at any time are all Notes authenticated by the Trustee, except for those canceled by it, those redeemed or purchased pursuant to Article III or Section 4.10 or 4.15, those delivered to the Trustee for cancellation and those described in this Section 2.08 as not outstanding.

(b) If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c) If a Paying Agent (other than the Company or an Affiliate of the Company) holds in respect of the outstanding Notes on a Redemption Date, Purchase Date, Change of Control Payment Date or the Final Maturity Date money sufficient to pay the principal of and accrued interest on the Notes (or portions thereof) payable on that date, then on and after such Redemption Date, Purchase Date, Change of Control Payment Date or Final Maturity Date, as the case may be, such Notes (or portions thereof, as the case may be) shall cease to be outstanding and interest on them shall cease to accrue, provided that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision thereof satisfactory to the Trustee has been made.

(d) Subject to the restrictions contained in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

Section 2.09 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any notice, direction, waiver or consent, Notes owned by the Company or any other obligor on the Notes or by any Affiliate of the Company or of such other obligor shall be disregarded, except that, for purposes of determining whether the Trustee shall be protected in relying on any such notice, direction, waiver or consent, only Notes which a Trust Officer of the Trustee with responsibility for this Indenture actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Company or any other obligor on the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10 Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and execute, and, upon receipt of a Company Order, the Trustee shall authenticate and deliver, temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate and deliver definitive Notes in exchange for temporary Notes.

Section 2.11 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee or its agent any Notes surrendered to them for transfer, exchange, redemption, purchase or payment. The Trustee and no one else shall cancel, in accordance with its standard procedures, all Notes surrendered for transfer, exchange, redemption, purchase, payment or cancellation and shall dispose of the cancelled Notes in accordance with its customary procedures or deliver the canceled Notes to the Company. All Notes which are redeemed, purchased or otherwise acquired by the Company or any of its Subsidiaries prior to the Final Maturity Date pursuant to Article III or Section 4.10 or 4.15 shall be delivered to the Trustee for cancellation, and the Company may not hold or resell such Notes.

Section 2.12 Additional Transfer and Exchange Requirements.

(a) A Global Note may not be transferred, in whole or in part, to any Person other than the Depositary or a nominee or any successor thereof, and no such transfer to any such other Person may be registered, provided that the foregoing shall not prohibit any transfer of a

Note that is issued in exchange for a Global Note but is not itself a Global Note. No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person. Notwithstanding any other provisions of this Indenture or the Notes, transfers of a Global Note, in whole or in part, shall be made only in accordance with this Section 2.12.

(b) Whenever any Note other than a Global Note is presented or surrendered for registration of transfer or in exchange for a Note registered in a name other than that of the Holder, such Note must be accompanied by a certificate in substantially the form set forth in Exhibit A, dated the date of such surrender and signed by the Holder of such Note. The Registrar shall not be required to accept for such registration of transfer or exchange any such Note not so accompanied by a properly completed certificate. As used in this Section 2.12(b), the term “transfer” encompasses any sale, pledge, transfer, hypothecation or other disposition of any Note.

(c) The provisions below shall apply to Global Notes:

(1) Each Global Note authenticated under this Indenture shall be registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Note shall constitute a single Note for purposes of this Indenture.

(2) Notwithstanding any other provisions of this Indenture or the Notes, a Global Note shall not be exchanged in whole or in part for a Note registered, and no transfer of a Global Note in whole or in part shall be registered, in the name of any Person other than the Depositary or one or more nominees or any successor thereof, provided that a Global Note may be exchanged for one or more Certificated Notes registered in the names of any person designated by the Depositary in the event that (A) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note or such Depositary has ceased to be a “clearing agency” registered under the Exchange Act, and a successor Depositary is not appointed by the Company within 90 days after receiving such notice or becoming aware that the Depositary has ceased to be a “clearing agency,” or (B) an Event of Default has occurred and is continuing with respect to the Notes and the Depositary requests the issuance of Certificated Notes. Any Global Note exchanged pursuant to subclause (A) above shall be so exchanged in whole and not in part, and any Global Note exchanged pursuant to subclause (B) above may be exchanged in whole or from time to time in part as directed by the Depositary. Except as specifically provided in the preceding sentence, any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note, provided that any such Note so issued that is registered in the name of a Person other than the Depositary or a nominee thereof shall not be a Global Note.

(3) Notes issued in exchange for a Global Note or any portion thereof shall be issued in definitive, fully registered form, without interest coupons, shall have an aggregate principal amount equal to that of such Global Note or portion thereof to be so exchanged, shall be registered in such names and be in such authorized denominations as the Depositary shall designate. Any Global Note to be exchanged in whole shall be surrendered by the Depositary to the Trustee, as Registrar. With regard to any Global Note to be exchanged in part, either such Global Note shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Note, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver the Note issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.

(4) Subject to clause (6) of this Section 2.12(c), the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(5) In the event of the occurrence of any of the events specified in clause (2) of this Section 2.12(c), the Company will promptly make available to the Trustee a reasonable supply of Certificated Notes in definitive, fully registered form, without interest coupons.

(6) Neither Agent Members nor any other Persons on whose behalf Agent Members may act shall have any rights under this Indenture with respect to any Global Note registered in the name of the Depositary or any nominee thereof, or under any such Global Note, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note.

(7) At such time as all interests in a Global Note have been redeemed, cancelled or exchanged for Notes in certificated form, such Global Note shall, upon receipt thereof, be cancelled by the Trustee in accordance with standing procedures and instructions existing between the Depositary and the Notes Custodian, subject to Section 2.11 of this Indenture. At any time prior to such cancellation, if any interest in a Global Note is redeemed, canceled or exchanged for Notes in certificated form, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Notes Custodian, be appropriately reduced, and an endorsement shall be made on such Global Note, by the Trustee or the Notes Custodian, at the direction of the Trustee, to reflect such reduction.

Section 2.13 CUSIP Numbers. The Company in issuing the Notes may use a “CUSIP” number (if then generally in use), and, if so, the Trustee shall use the “CUSIP” number in notices of redemption or purchase as a convenience to Holders, provided that any such notice may state that no representation is made as to the correctness of such number either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such number. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” number.

ARTICLE III

REDEMPTION AND PURCHASE

Section 3.01 Optional Redemption.

(a) The Company may at any time on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price (the “Redemption Price”) equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest on the principal amount of the Notes redeemed to, the Redemption Date, subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date as and to the extent provided in Section 3.05.

(b) Except pursuant to Section 3.01(a), the Notes will not be redeemable at the Company’s option prior to the Final Maturity Date.

(c) If the Company elects to redeem Notes pursuant to this Section 3.01, it shall notify the Trustee in writing at least 15 days prior to the date it sends the redemption notice specified in Section 3.03 to the Holders (unless a shorter period shall be satisfactory to the Trustee), of the Redemption Date and the principal amount of Notes to be redeemed.

Section 3.02 Selection of Notes to be Redeemed.

(a) If less than all of the Notes are to be redeemed, unless the Applicable Procedures specify otherwise, the Trustee shall select the Notes to be redeemed within five Business Days after it receives the notice described in Section 3.01(c). The Trustee shall make the selection from the Notes outstanding and not previously called for redemption by lot, or in its discretion, on a pro rata basis or by another method that the Trustee considers fair and reasonable (so long as such method is not prohibited by the rules of any stock exchange or market on which the Notes are listed and the Trustee has knowledge of such listing). Notes in denominations of $2,000 principal amount may only be redeemed in whole. The Trustee may select for redemption portions (equal to $2,000 principal amount or any integral multiple of $1,000 in excess thereof) of the principal amount of Notes that have denominations larger than $2,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

(b) In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before any selection of Notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Notes to be redeemed, or (ii) register the transfer or exchange of any Note so selected for redemption, in whole or in part, except the unredeemed portion of any security being redeemed in part.

Section 3.03 Notice of Redemption.

(a) At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed a notice of redemption to each Holder of Notes to be redeemed at such Holder’s address as it appears on the Registrar’s books.

(b) The notice shall identify the Notes (including CUSIP number) to be redeemed and shall state:

(1) the Redemption Date;

(2) the Redemption Price;

(3) the name and address of each Paying Agent;

(4) that Notes called for redemption must be presented and surrendered to a Paying Agent to collect the Redemption Price;

(5) that, unless the Company has failed to make the payment of such Redemption Price which is due and payable, interest will cease to accrue on and after the Redemption Date;

(6) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, upon presentation and surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder of such Note or, if requested by such Holder, transferred by book-entry upon cancellation of the original Note;

(7) if Certificated Notes have been issued and fewer than all the outstanding Notes are to be redeemed, the certificate number and the principal amounts of the particular Notes to be redeemed; and

(8) if such notice is provided by the Trustee, that no representation is made as to the correctness or accuracy of the CUSIP number listed in such notice.

(c) If any of the Notes to be redeemed are in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to redemptions. At the Company’s written request, which request shall (1) be irrevocable once given and (2) set forth all relevant information required by clauses (1)

through (7) of Section 3.03(b), the Trustee shall give the notice of redemption to each Holder in the Company’s name and at the Company’s expense; provided, however, that in all cases, the text of such notice of redemption shall be prepared by the Company; and provided further that the Company submit to the Trustee such written request, along with an Officers’ Certificate, at least five Business Days prior to the date by which such notice of redemption must be given to the Holders in accordance with this Section 3.03 (unless a shorter period should be satisfactory to the Trustee).

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the Redemption Date and at the Redemption Price stated in the notice. On or after the Redemption Date and upon presentation and surrender to a Paying Agent, Notes called for redemption shall be paid at the Redemption Price.

Section 3.05 Deposit of Redemption Price.

(a) Prior to 12:00 p.m. (noon), New York City time, on the Redemption Date, the Company shall deposit with a Paying Agent (or, if the Company acts as Paying Agent, shall segregate and hold in trust) an amount of money (in immediately available funds if deposited on such Redemption Date) sufficient to pay the Redemption Price payable upon redemption on all Notes to be redeemed on that date, other than Notes or portions thereof called for redemption on that date which have been delivered by the Company to the Trustee for cancellation. The Paying Agent shall as promptly as practicable return to the Company any money not required for that purpose because of the cancellation of Notes or, if such money is then held by the Company in trust and is not required for such purpose, it shall be discharged from the trust.

(b) If a Paying Agent holds, in accordance with the terms hereof, money sufficient to pay the Redemption Price of any Note for which a notice of redemption has been tendered and not withdrawn in accordance with this Indenture then, on the Redemption Date, such Note will cease to be outstanding, whether or not the Note is delivered to the Paying Agent, and the rights of the Holder in respect thereof shall terminate (other than the right to receive the Redemption Price as aforesaid).

(c) If a Note is redeemed on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Redemption Date shall be paid on such Interest Payment Date to the Person in whose name such Note was registered at the close of business on such Regular Record Date, and no additional interest will be payable to the Holder who tenders such Note for redemption.

(d) If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with Section 3.05(a), interest at the rate provided in the Notes shall be paid on the unpaid principal called for redemption and, to the extent lawful, on any unpaid interest accrued to the Redemption Date on such unpaid principal, in each case from the Redemption Date to the date such principal or interest (as the case may be) is paid.

Section 3.06 Notes Redeemed in Part. Upon presentation and surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate and mail or deliver (or cause to be transferred by book entry) to the Holder, at the expense of the Company, a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07 Purchase of Notes in Open Market. The Company shall, in accordance with Section 2.11, surrender any Note purchased by the Company pursuant to this Article III to the Trustee for cancellation. Any Notes surrendered to the Trustee for cancellation may not be reissued or resold by the Company and will be canceled promptly in accordance with Section 2.11. The Company may repurchase Notes in open market and negotiated transactions.

Section 3.08 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes and contains provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement or such longer period as may be required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all of the Offer Amount to the purchase, prepayment or redemption of Notes and such other pari passu Indebtedness on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased) or, if the aggregate principal amount of the Notes and other pari passu Indebtedness that has been tendered or required to be prepaid or redeemed in response to the Asset Sale Offer is less than the Offer Amount, all Notes and other pari passu Indebtedness tendered or required to be prepaid or redeemed.

If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Purchase Date will be paid on such Interest Payment Date to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of other pari passu Indebtedness. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.08 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased, prepaid or redeemed on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes and other pari passu Indebtedness or portions thereof tendered or required to be prepaid or redeemed pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered or required to be prepaid or redeemed, all Notes and other pari passu Indebtedness tendered or required to be prepaid or redeemed, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.08. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

ARTICLE IV

COVENANTS

Section 4.01 Payment of Notes.

(a) The Company shall promptly make all payments in respect of the Notes on the dates and in the manner provided in the Notes and this Indenture. A payment of principal or interest shall be considered paid on the date it is due if the Paying Agent (other than the Company or a Subsidiary thereof) holds by 12:00 p.m. (noon), New York City time, on that date money, deposited by or on behalf of the Company in immediately available funds, designated for and sufficient to make such payment. Accrued and unpaid interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Company maintained for such purpose.

(b) Payment of the principal of and interest on the Notes shall be made at the office or agency of the Company maintained for that purpose at the Corporate Trust Office of the Trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made through the Paying Agent by check mailed to the address of the Person entitled thereto as such address appears in the Registrar; provided further that a Holder of Notes in an aggregate principal amount in excess of $2.0 million will be paid interest on such Notes by wire transfer in immediately available funds at the election of such Holder if such Holder has provided wire transfer instructions to the Trustee at least 10 Business Days prior to the Interest Payment Date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder.

(c) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful, and shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency. The Company will maintain an office or agency of the Trustee, Registrar and Paying Agent where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Corporate Trust Office shall initially be one such office or agency for all of the aforesaid purposes. The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of any such office or agency (other than a change in the location of the office of the Trustee). If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 13.02.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency.

Section 4.03 SEC and Other Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

(b) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, for so long as the Company is subject to the periodic reporting requirements of the Exchange Act, the Company will file a copy of each of the reports referred to in clauses (1) and (2) of Section 4.03(a) with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports. At such time as the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall make available the reports referred to in clauses (1) and (2) of Section 4.03(a) to any Holder or beneficial owner of Notes and any record holder or beneficial owner of Warrants by posting such information on a reputable password protected online data system, such as Intralinks or DataSite, which shall require a confidentiality acknowledgement, and shall make such information readily available to any prospective investor or any securities analyst who (a) agrees to treat such information as confidential or (b) accesses such information on such password protected online data system, which shall require a confidentiality acknowledgment, provided that if such information is to be provided by means of a password protected online data system, then the Company shall post such information thereon and make readily available any password or other login information to any such prospective investor or securities analyst. The Company will at all times comply with TIA §314(a).

(c) For so long as any Notes or Warrants remain outstanding, if at any time the Company is not required to file with the SEC the reports referred to in clauses (1) and (2) of Section 4.03(a), the Company will furnish to the Holders and beneficial owners of Notes and the record holders and beneficial owners of Warrants and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) The Company will be deemed to have furnished any reports referred to in clauses (1) and (2) of Section 4.03(a) to the Trustee and the Holders of Notes and Warrants if (i) the Company has filed such reports with the SEC using the Electronic Data Gathering Analysis and Retrieval filing system and such reports are publicly available, or (ii) at such time as the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company has made such reports available as provided in the penultimate sentence of Section 4.03(b).

(e) Delivery of all reports, information and documents referred to in clauses (1) and (2) of Section 4.03(a) to the Trustee is for informational purposes only, and the Trustee’s receipt of such reports, information or documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04 Compliance Certificates. The Company and each Guarantor (to the extent that such Guarantor is required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending September 25, 2012), an Officers’ Certificate as to the signer’s knowledge of the Company’s compliance with all conditions and covenants on its part contained in this Indenture and stating whether or not the signer knows of any Default or Event of Default. If such signer knows of such a Default or Event of Default, the Officers’ Certificate shall describe the Default or Event of Default and the efforts to remedy the same. For the purposes of this Section 4.04, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of this Indenture.

Section 4.05 Taxes. The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Company and its Restricted Subsidiaries, taken as a whole, or the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws. The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company or a Guarantor from paying all or any portion of the principal of or accrued but unpaid interest, if any, on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and the Company and each of the Guarantors (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligation or Guarantor Subordinated Obligation, except (x) a payment of interest or principal at the Stated Maturity thereof, (y) intercompany Indebtedness between or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries, or (z) the payment, purchase, redemption, defeasance or other acquisition or retirement of any Subordinated Obligations or Guarantor Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement;

(4) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any of the Outstanding 8.50% Notes, except (x) any payment of interest or principal at the Stated Maturity thereof, or (y) the payment, purchase, redemption, defeasance or other acquisition or retirement of any Outstanding 8.50% Notes in anticipation of satisfying a payment at final maturity due within one year of the date of such payment, purchase, redemption, defeasance or other acquisition or retirement; or

(5) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (5) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(x) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(y) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) of paragraph (b) of this Section 4.07), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first full fiscal quarter following the date hereof to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds received by the Company since the date of this Indenture (i) as a contribution to its common equity capital or from the issue or sale of its Equity Interests (other than Disqualified Stock and other than net cash proceeds received from an issuance or sale of such Equity Interests (x) to a Subsidiary of the Company or (y) to or under an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary except to the extent such loans have been repaid with cash on or prior to the date of determination)) or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or convertible or exchangeable debt securities of the Company, in each case that have been converted into or exchanged for Equity Interests of the Company (other than convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(C) to the extent not already included in Consolidated Net Income for such period, (i) if any Restricted Investment that was made by the Company or any Restricted Subsidiary after the date of this Indenture is sold for cash (other than to any Subsidiary of the Company) or otherwise cancelled, liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment resulting from such sale, liquidation or repayment (less any out-of-pocket costs incurred in connection with any such sale) and (ii) the amount returned in cash to the Company or any of its Restricted Subsidiaries from such Restricted Investment resulting from payments of interest, dividends, principal repayments and other transfers, in an amount not to exceed the aggregate amount of such Restricted Investment; plus

(D) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary pursuant to the terms of this Indenture or has been merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to or is liquidated into, the Company or a Restricted Subsidiary, the lesser of, at the date of such redesignation, merger, consolidation, transfer, disposition or liquidation (i) the book value (determined in accordance with GAAP) of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (or of the properties or assets disposed of, as applicable) and (ii) the Fair Market Value of such Investment in such Unrestricted Subsidiary, in each case after deducting any Indebtedness of such Unrestricted Subsidiary.

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the making of any Restricted Payment (including a dividend) within 60 days after the date the Company or Restricted Subsidiary became legally or contractually obligated to make such Restricted Payment (including the declaration of a dividend), if at the date of becoming so legally or contractually bound, such Restricted Payment would have complied with the provisions of this Indenture (and such Restricted Payment shall be deemed to be made on the date of becoming so legally or contractually bound for purposes of any calculation required by this Section 4.07);

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock and other Equity Interests issued or sold to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary except to the extent such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to the Company, provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of Section 4.07(a)(y)(B) hereof and may not be used for purposes of clause (6) below;

(3) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests (other than Disqualified Stock) on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5) the repurchase, redemption, defeasance or other acquisition for value of Outstanding 8.50% Notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(6) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any calendar year (with any unused amounts in any calendar year being carried over to succeeding calendar years), provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Company from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company to employees, members of management or directors of the Company or any direct or indirect parent company of the Company or any Restricted Subsidiary of the Company that occurs after the date of this Indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(a)(y)(B) hereof or been used for purposes of clause (2) above); plus

(B) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary of the Company after the date of this Indenture; less

(C) the amount of any Restricted Payments made after the date of this Indenture pursuant to clauses (A) and (B) of this Section 4.07(b)(6);

(7) purchases, repurchases, redemptions or other acquisitions for value of Equity Interests deemed to occur upon the exercise of stock options, warrants or rights to acquire Equity Interests to the extent such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchases, repurchases, redemptions or other acquisitions for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Equity Interests;

(8) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) in connection with stock dividends, splits or combinations or (iii) the conversion or exchange of Equity Interests or convertible indebtedness of any such Person;

(9) the purchase, redemption or other acquisition of any Outstanding 3.25% Notes and any Outstanding 8.50% Notes pursuant to the Tender/Exchange Offers;

(10) the purchase, redemption or other acquisition of any Outstanding 3.25% Notes or any Outstanding 8.50% Notes pursuant to the indenture governing such notes upon the exercise by the holders of such notes of any right of such holders under the indenture governing such notes to require the Company to purchase, redeem or otherwise acquire such notes;

(11) any purchase, redemption or other acquisition of any Outstanding 3.25% Notes after the consummation of the Tender/Exchange Offers at a price not to exceed 80% of the principal amount thereof (which percentage shall be increased, for each day that has elapsed during the period from the consummation of the Tender/Exchange Offers to the first Put Right Purchase Date (as defined in the indenture governing the Outstanding 3.25% Notes), by a number of basis points determined by dividing 2000 basis points by the total number of days in such period), plus accrued and unpaid interest thereon; and

(12) so long as no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is made, other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of this Indenture.

Except as otherwise provided in Section 4.16, in determining whether any Restricted Payment is permitted by this Section 4.07, the Company may allocate or re-allocate all or any portion of such Restricted Payment among clauses (1) through (12) of Section 4.07(b), provided that at the time of such allocation or re-allocation all such Restricted Payments or allocated portions thereof, and all prior Restricted Payments, would be permitted under the various provisions of this Section 4.07. The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements, provided that (i) the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date of this Indenture or (ii) the encumbrances and restrictions in the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings will not materially adversely affect the Company’s ability to pay the principal of and interest on the Notes as and when due;

(2) the Note Documents;

(3) agreements governing other Indebtedness (other than intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries) permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements, provided that the encumbrances and restrictions therein will not materially adversely affect the Company’s ability to pay the principal of and interest on the Notes as and when due;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in contracts;

(7) in the case of clause (3) of Section 4.08(a) hereof, any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(B) contained in any agreement creating Hedging Obligations permitted from time to time under this Indenture; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that imposes encumbrances or restrictions of the nature described in clauses (1) through (3) of Section 4.08(a) hereof on that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness (i) are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (ii) will not materially adversely affect the Company’s ability to pay the principal of and interest in the Notes as and when due;

(10) Liens permitted to be incurred under Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09 Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur”), with respect to any Indebtedness (including Acquired Debt) or issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Guarantors may incur (1) Secured Debt (including Acquired Debt) if the Secured Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Secured Debt is incurred would have been less than 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Secured Debt had been incurred at the beginning of such four-quarter period and (2) unsecured Indebtedness, provided that such unsecured Indebtedness has a final maturity date not earlier than 180 days after the Final Maturity Date and the terms, covenants and rates (including interest rates and fees) of such unsecured Indebtedness are commercially reasonable at the time of incurrence thereof.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness of the Company or any Guarantor incurred pursuant to one or more Credit Facilities (including the Credit Agreement) in an aggregate principal amount outstanding at any given time not to exceed $35 million (less (x) the amount of any permanent repayments of such Indebtedness pursuant to clause (1) of the second paragraph of Section 4.10 hereof, and (y) the aggregate amount outstanding at any given time of any Hedging Obligations and Banking Services Obligations that constitute Priority Lien Obligations);

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the Note Guaranties;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding the maximum amount permitted by the Credit Agreement as in effect on January 12, 2012, provided that the principal amount of any Indebtedness permitted under this clause (4) did not in each case at the time of incurrence exceed the Fair Market Value (as determined in good faith by the Board of Directors or, if the principal amount of such Indebtedness is $5.0 million or less, the Chief Financial Officer of the Company) of the acquired, installed or constructed asset or improvement so financed;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), (4) or (5) of this Section 4.09(b);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guaranty, in the case of a Guarantor, and (ii) if the payee of such Indebtedness is the Company or any Guarantor, such Indebtedness shall become part of the Collateral;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(8) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09, provided that if the Indebtedness being guaranteed is subordinated to the Notes or any Note Guaranty, then the guarantee must be subordinated to the same extent as the Indebtedness guaranteed;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of (i) unsecured service fees payable to any Subsidiary of the Company in the ordinary course of business, (ii) self-insurance obligations or bid, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business and any Guaranties or letters of credit functioning as or supporting any of the foregoing bonds or obligations and (iii) workers’ compensation claims in the ordinary course of business;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, or other purchase price adjustments or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Company or any Restricted Subsidiary of the Company or of any Capital Stock of a Subsidiary of the Company, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(12) Indebtedness of the Company or any Restricted Subsidiary with respect to the financing of insurance premiums; and

(13) Indebtedness to the extent the net proceeds thereof are promptly deposited to defease the Notes or to satisfy and discharge this Indenture.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the applicable Note Guaranty, as the case may be, on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

52

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (2) through (13) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with such clauses or paragraph of this Section 4.09. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred or Disqualified Stock for purposes of this Section 4.09. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in respect of Hedging Obligations, the net obligations of the specified Person under the applicable Hedge Agreement that would be due and payable as of such date if such Hedge Agreement were terminated (as customarily determined);

(3) in respect of contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligations;

(4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the principal amount of the Indebtedness of the other Person; and

(5) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Section 4.10 Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guaranty) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies the Company or such Restricted Subsidiary against further liability; and

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to permanently repay Priority Lien Debt and other outstanding Priority Lien Obligations, provided that, if such Priority Lien Debt is revolving credit Indebtedness, there is a corresponding permanent reduction in the commitments with respect thereto;

(2) to purchase, redeem or otherwise acquire any Outstanding 3.25% Notes, provided that such purchase, redemption or other acquisition is permitted under Section 4.07 hereof;

(3) to make capital expenditures for the benefit of the business of the Company or any Restricted Subsidiary of the Company; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in the business of the Company or any Restricted Subsidiary of the Company.

Notwithstanding the foregoing, the Net Proceeds of any Asset Sale by the Company or any Guarantor may be used to make capital expenditures or purchase assets for the benefit of a Restricted Subsidiary of the Company that is not a Guarantor in satisfaction of the foregoing clause (3) or (4) only if the Investment of such Net Proceeds by the Company or such Guarantor in such Restricted Subsidiary would be permitted under clause (y) of Section 4.07(a) hereof, clause (12) of Section 4.07(b) hereof, or clause (15) or (16) of the definition of Permitted Investments.

Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this Section 4.10 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within five days thereafter, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes and contains provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, in accordance with Section 3.08 hereof, to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased, prepaid or redeemed out of the Excess Proceeds after deducting from such Excess Proceeds all accrued and unpaid interest on the Notes and such other pari passu Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection with such purchase, prepayment or redemption (the “Offer Amount”). The offer price in any Asset Sale Offer will be equal to 100% of the aggregate principal amount purchased, prepaid or redeemed, plus accrued and unpaid interest on such principal amount to the Purchase Date, subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date as and to the extent provided in Section 3.08 hereof, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in or required to be prepaid or redeemed in connection with such Asset Sale Offer exceeds the Offer Amount, the Notes and other pari passu Indebtedness will be purchased, prepaid or redeemed on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.08 hereof or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.08 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained by the Company or such Restricted Subsidiary in a comparable transaction on an arm’s-length basis with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment agreement, change in control or severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between (a) the Company or any Restricted Subsidiary of the Company that is a Guarantor or a Pledged Restricted Subsidiary and any other Restricted Subsidiary of the Company that is a Guarantor or a Pledged Restricted Subsidiary, or (b) any Restricted Subsidiary of the Company that is not a Guarantor or a Pledged Restricted Subsidiary and any other Restricted Subsidiary of the Company that is not a Guarantor or a Pledged Restricted Subsidiary;

(3) the provision of customer support services by any Restricted Subsidiary of the Company that is not a Guarantor or a Pledged Restricted Subsidiary to the Company or any Restricted Subsidiary of the Company that is a Guarantor or a Pledged Restricted Subsidiary, and the payment for such services (provided that all such payments by the Company or any Restricted Subsidiary of the Company that is a Guarantor or a Pledged Restricted Subsidiary to any Restricted Subsidiary of the Company that is not a Guarantor or a Pledged Restricted Subsidiary may not exceed $4.0 million in the aggregate during any single fiscal year of the Company), in the ordinary course of business consistent with past practice;

(4) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because such Person is a Joint Venture;

(5) payment of reasonable and customary fees of directors of the Company or any of its Restricted Subsidiaries;

(6) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(7) Restricted Payments (or any transactions, other than Permitted Investments, that would be Restricted Payments but for an exclusion from the definition thereof) that do not violate Section 4.07 hereof;

(8) loans or advances to directors, officers and employees in the ordinary course of business;

(9) reimbursements of directors, officers and employees for moving, entertainment and travel expenses, drawing accounts and other business expenditures, in each case in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(10) indemnities of officers, directors and employees of the Company or any Restricted Subsidiary of the Company consistent with applicable charter, by-law or statutory provisions;

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, provided that such transactions are on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and

(12) transactions between the Company or any Restricted Subsidiary of the Company and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company, and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary of the Company; provided, however, that such director shall abstain from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

Section 4.12 Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets, including any income or profits therefrom, whether owned on the date of this Indenture or acquired after that date, securing any Indebtedness, except Permitted Liens.

Section 4.13 Business Activities. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14 Maintenance of Corporate Existence. Subject to Article V, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or such Restricted Subsidiary, and (ii) the material rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that neither the Company nor any Restricted Subsidiary of the Company shall be required to maintain or preserve any such rights, licenses or franchises or, in the case of any such Restricted Subsidiary, its existence, if the Board of Directors shall determine that the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof would not be adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on such principal amount to the date of purchase, subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date as and to the extent provided below (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of

Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on such Interest Payment Date to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the Change in Control.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b) On or before the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than three days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.01 hereof, unless and until there is a default in payment of the applicable Redemption Price.

(d) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.16 Note Guaranties.

(a) If, after the date of this Indenture, the Company or any Restricted Subsidiary of the Company forms or acquires any Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary, then the Company will promptly (and in any event within 10 Business Days) after the date of formation or acquisition cause such Domestic Subsidiary to provide a Note Guaranty pursuant to a supplemental indenture in substantially the form of Exhibit C attached hereto.

(b) If, after the date of this Indenture, any Restricted Subsidiary of the Company that is not a Guarantor guarantees or provides credit support for (other than by granting Liens on its assets) any Priority Lien Obligations, then the Company will promptly (and in any event within 10 Business Days) thereafter cause such Restricted Subsidiary to provide a Note Guaranty pursuant to a supplemental indenture in substantially the form of Exhibit C attached hereto.

(c) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Investment in any Person that is, or after the making of such Investment will be, a Restricted Subsidiary of the Company that is not a Wholly Owned Restricted Subsidiary, unless (i) such Restricted Subsidiary is, or after the making of such Investment will be, a Guarantor, or (ii) such Investment is permitted under clause (y) of Section 4.07(a) hereof, clause (12) of Section 4.07(b) hereof (without the ability of the Company to reallocate such Investment as permitted by the last paragraph of Section 4.07), or clause (14), (15) or (16) of the definition of Permitted Investment.

Section 4.17 Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.18 Additional Collateral.

(a) If, after the date of this Indenture, the Company or any Restricted Subsidiary of the Company forms or acquires any Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary, then the Company will promptly (and in any event within 10 Business Days) after the date of formation or acquisition cause such Domestic Subsidiary to grant a Lien on substantially all of its assets (other than Excluded Assets) to secure the Note Obligations, which Lien shall be subject to the Intercreditor Agreement, by executing and delivering to the Collateral Agent a Second Lien Security Agreement Joinder, and to otherwise comply with the terms of the Second Lien Security Agreement regarding the perfection of such Liens.

(b) If, after the date of this Indenture, the Priority Lien Debt is secured by Liens on any assets of the Company or its Restricted Subsidiaries not theretofore subject to a Priority Lien (other than Rule 3-16 Excluded Assets, but including any other Excluded Assets), the Company shall promptly take or cause its Restricted Subsidiaries to take such action as may be reasonably required to grant to the Collateral Agent (or a co-collateral agent) a second priority Lien (subject to Priority Liens and Permitted Prior Liens) on such assets to secure the Note Obligations.

(c) On or before the earlier of (i) August 31, 2012 or (ii) the date that is five months after the closing of the Company’s issuance of Notes and Warrants upon exercise of the subscription rights distributed pursuant to the Rights Offering, the Company shall, with respect to all real property that is owned by the Company on the date of this Indenture and located in the United States (other than the Development Center and the Learning Center), deliver to the Collateral Agent the following documents and instruments:

(1) fully executed counterparts of a mortgage or deed of trust encumbering such real property in favor of the Collateral Agent (or a co-collateral agent), as agent for the benefit of the holders of the Note Obligations (which mortgage or deed of trust may also secure the Priority Lien Obligations), duly executed and delivered by the Company, as mortgagor (which mortgage or deed of trust shall secure Indebtedness in a principal amount not to exceed the Fair Market Value of the real property purported to be covered thereby), together with evidence of the completion, or reasonably satisfactory arrangements for the completion, of all recordings and filings of such mortgage or deed of trust (and payment of any taxes or fees in connection therewith) as may be reasonably necessary to create a valid, perfected Lien against the real property purported to be covered thereby;

(2) lender’s title insurance policies in favor of the Collateral Agent (or such co-collateral agent) with respect to each such mortgage or deed of trust insuring that such mortgage or deed of trust constitutes a valid Lien on the real property described in such mortgage or deed of trust, subject only to Permitted Liens, together with evidence of the payment in full of the premiums thereon; and

(3) such affidavits that the title insurance company shall reasonably request in connection with the issuance of the title policies referenced in clause (2) above.

(d) Upon the acquisition by the Company or any Guarantor of any property that, upon such acquisition, will be subject to the Priority Liens, the Company or such Guarantor shall execute and deliver such Security Documents, if any, as shall be reasonably necessary to vest in the Collateral Agent (or a co-collateral agent) a perfected second-priority security interest, subject to the Priority Liens and Permitted Prior Liens, in such property and to have such property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such property to the same extent and with the same force and effect.

Section 4.19 Operating Leases. The Company will not, and will not permit any Guarantor to, enter into as lessee any lease of real or personal property (other than capital leases) if, after giving effect thereto, rental payments of the Company and the Guarantors, on a consolidated basis, under all such leases would exceed the lesser of (i) $15.0 million per fiscal year in the aggregate, and (ii) the maximum amount allowed under the Credit Agreement as in effect on January 12, 2012.

Section 4.20 Consolidated Total Assets.

(a) The Company will not permit, as of the end of any fiscal quarter of the Company, the book value of the total assets of the Company and the Guarantors on a consolidated basis to be less than 50% of the book value of the total assets of the Company and its Subsidiaries on a consolidated basis.

(b) The Company will not permit, as of the end of any fiscal quarter of the Company, the book value of the total assets of the Company, the Guarantors and the Pledged Restricted Subsidiaries on a consolidated basis to be less than 90% of the book value of the total assets of the Company and its Subsidiaries on a consolidated basis.

(c) For purposes of the foregoing, the book value of any assets shall be the value at which those assets are carried on a balance sheet prepared in accordance with GAAP, and the phrase “on a consolidated basis” means consolidation of the accounts of the Company and the Subsidiaries identified as consolidated with the Company for purposes of the foregoing without any elimination entries to remove the effects of intercompany transactions between the Company or any such Subsidiary, on the one hand, and any Subsidiary of the Company that is not identified as consolidated with the Company for purposes of the foregoing, on the other hand.

Section 4.21 Free Cash Flow.

(a) The Company will not permit the free cash flow of any Subsidiary of the Company that is not a Guarantor or a Pledged Restricted Subsidiary to be greater than $2.0 million per fiscal year of the Company.

(b) For purposes hereof, the “free cash flow” of any Subsidiary for any period shall mean (i) the cash provided by such Subsidiary’s operating activities during such period, minus (ii) the capital expenditures of such Subsidiary for such period.

ARTICLE V

CONSOLIDATION; MERGER; CONVEYANCE; TRANSFER OR LEASE

Section 5.01 Company May Consolidate, Etc., Only on Certain Terms. The Company may not consolidate with or merge into any Person or directly or indirectly sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person, unless:

(a) the Person (if other than the Company) formed by such consolidation, into which the Company is merged or which acquires by direct or indirect sale, assignment, conveyance, lease, transfer or other disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, shall (i) be an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia (provided that if such entity is not a corporation, a co-obligor of the Notes is a corporation organized and existing under any such laws) and (ii) expressly assumes (A) by an indenture supplemental hereto, executed and delivered to the Trustee, the obligations of the Company under the Notes and this Indenture and (B) by supplements thereto, executed and delivered to the Collateral Agent, the obligations of the Company under the Security Documents;

(b) after giving effect to such transaction, no Default or Event of Default, shall have occurred and be continuing; and

(c) the Company shall have, at or prior to the effective date of such consolidation, merger or transfer, delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Article V and, if a supplemental indenture and supplements to Security Documents are required in connection with such transaction, such supplemental indenture and supplements comply with this Article V, and that all conditions precedent herein provided for relating to such transaction have been complied with.

The foregoing clause (b) shall not apply to any sale, assignment, conveyance, lease, transfer or other disposition of properties or assets between or among the Company and its Restricted Subsidiaries or any merger or consolidation of the Company with or into one of its Restricted Subsidiaries.

Section 5.02 Successor Substituted. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in accordance with Section 5.01, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Note Documents with the same effect as if such successor Person had been named as the Company herein and therein, and thereafter, except in the case of a lease and for obligations the predecessor Person may have under a supplemental indenture or supplements to any Security Documents, the predecessor Person shall be relieved of all obligations and covenants under the Note Documents.

ARTICLE VI

DEFAULT AND REMEDIES

Section 6.01 Events of Default.

(a) An “Event of Default” shall occur if:

(1) the Company shall fail to pay the Principal of any Note or any Redemption Price when the same becomes due and payable, whether at the Final Maturity Date or upon redemption, repurchase or acceleration or otherwise; or

(2) the Company shall fail to pay an installment of interest on any of the Notes, which failure continues for 30 days after the date when due; or

(3) the Company or any Restricted Subsidiary of the Company shall fail to comply with the provisions of Section 4.10, 4.15 or 5.01 hereof; or

(4) the Company or any Restricted Subsidiary of the Company shall fail to perform or observe (or obtain a waiver with respect to) the provisions of Section 4.07, 4.08, 4.09, 4.11, 4.12, 4.13, 4.17, 4.19, 4.20 or 4.21 for a period of 45 days after receipt of a Notice of Default specifying such failure; or

(5) the Company or any Restricted Subsidiary of the Company shall fail to perform or observe (or obtain a waiver with respect to) any other term, covenant or agreement contained in the Note Documents for a period of 60 days after receipt of a Notice of Default specifying such failure; or

(6) default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of the Company for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $5.0 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after receipt of a Notice of Default, provided that if any such default is cured, waived, rescinded or annulled, then the Event of Default by reason thereof would be deemed not to have occurred; or

(7) a court or courts of competent jurisdiction shall render against the Company or any Significant Subsidiary final judgments (not covered by insurance or a third party indemnity) for the payment of money in excess of $5.0 million in the aggregate, which final judgments are not paid, discharged or stayed for a period of 60 days; or

(8) the occurrence of any of the following:

(A) except as permitted by the Intercreditor Agreement, this Indenture or such Security Document, any Security Document ceases for any reason to be enforceable, provided that it will not be an Event of Default under this clause (8)(A) if the sole result of the failure of one or more Security Documents to be fully enforceable is that (i) any Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $1.0 million ceases to be an enforceable and perfected second priority Lien, subject only to Priority Liens and Permitted Prior Liens, or (ii) any Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $1.0 million ceases to be an enforceable and perfected second priority Lien, subject only to Priority Liens and Permitted Prior Liens, and such defect is cured within 60 days after receipt of a Notice of Default;

(B) except as permitted by the Intercreditor Agreement, this Indenture or such Security Document, any Lien purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $1.0 million ceases to be an enforceable and perfected second priority Lien, subject only to Priority Liens and Permitted Prior Liens, and such defect is not cured within 60 days after receipt of a Notice of Default; or

(C) the Company or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any Guarantor set forth in or arising under any Security Document;

(9) except as permitted by this Indenture, any Note Guaranty is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guaranty;

(10) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences as a debtor a voluntary case or proceeding;

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding or the commencement of any case against it;

(C) consents to the appointment of a Receiver of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) generally is not paying its debts as they become due;

(F) files a petition in bankruptcy or answer or consent seeking reorganization or relief; or

(G) consents to the filing of such a petition or the appointment of or taking possession by a Receiver; or

(11) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) grants relief against the Company or any Significant Subsidiary in an involuntary case or proceeding or adjudicates the Company or any Significant Subsidiary insolvent or bankrupt;

(B) appoints a Receiver of the Company or any Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary; or

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary;

and in each case the order or decree remains unstayed and in effect for 60 consecutive days.

The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) or any similar federal, state or foreign law for the relief of debtors. The term “Receiver” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

(b) No Event of Default under clause (4), (5), (6), (8)(A) or 8(B) of Section 6.01(a) shall occur until the Trustee notifies the Company in writing, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company and the Trustee in writing, of the Default (a “Notice of Default”), and the Company does not cure the Default within the time specified in such clause after receipt of such notice. A notice given pursuant to this Section 6.01 shall be given by registered or certified mail, must specify the Default, demand that it be remedied and state that the notice is a Notice of Default. When any Default under this Section 6.01 is cured, it ceases.

(c) The Company will deliver to the Trustee promptly (and in any event within five Business Days) after any Officer becomes aware of the occurrence of a Default or Event of Default, written notice thereof.

The Trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to a Trust Officer with responsibility for this Indenture at the Corporate Trust Office of the Trustee by the Company, a Paying Agent, any Holder or any agent of any Holder or unless a Trust Officer with responsibility for this Indenture acquires actual knowledge of such Event of Default in the course of performing other duties pursuant to this Indenture.

Section 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in clause (10) or (11) of Section 6.01(a)) occurs and is continuing, the Trustee may, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may, by written notice to the Company and the Trustee, declare the principal amount of, and accrued and unpaid interest to the date of declaration on, all the Notes to be immediately due and payable. Upon such a declaration, such principal amount and such accrued and unpaid interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(a)(10) or (11) occurs, the principal amount of, and accrued and unpaid interest to the date of such occurrence on, all the Notes shall automatically become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holders of Notes. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all payments due to the Trustee and any predecessor Trustee under Section 7.07 have been made. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

Section 6.03 Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may, but shall not be obligated to, subject to the terms of the Intercreditor Agreement, pursue any available remedy by proceeding at law or in equity to collect payment of the principal amount and accrued and unpaid interest on the Notes or to enforce the performance of any provision of the Note Documents.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by applicable law.

Section 6.04 Waiver of Defaults and Events of Default. Subject to Sections 6.07 and 9.02, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except an uncured Default or Event of Default in the payment of the principal of or any accrued but unpaid interest on any Note or any Default or Event of Default in respect of any provision of the Note Documents which, under Section 9.02, cannot be modified or amended without the consent of the Holder of each Note affected. When a Default or Event of Default is waived, it is cured and ceases.

Section 6.05 Control by Majority. The Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Security Documents or the Intercreditor Agreement, that the Trustee determines in good faith may be unduly prejudicial to the rights of another Holder or the Trustee, or that may involve the Trustee in personal liability unless the Trustee is offered security or indemnity satisfactory to it; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 6.06 Limitations on Suits.

(a) A Holder may not pursue any remedy with respect to the Note Documents (except actions for payment of overdue principal or interest) unless:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer to the Trustee reasonable security or indemnity to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Notes then outstanding.

(b) No Holder of a Note shall have any right under any provision of the Note Documents to affect, disturb, or prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes and this Indenture (whether upon redemption, repurchase, or otherwise) and to bring suit for the enforcement of any such payment on or after such respective due dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder, provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of any of the Note Documents upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee. If an Event of Default described in clause (1) or (2) of Section 6.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or another obligor on the Notes for the whole amount owing with respect to the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim. Subject to the terms of the Intercreditor Agreement, the Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor on the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any Receiver in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07, and to the extent that such payment of the compensation, reasonable expenses, disbursements and advances in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or, on behalf of any Holder, to authorize, accept or adopt any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

(a) If the Trustee collects any money or property pursuant to this Article VI, it shall, subject to the terms of the Intercreditor Agreement, pay out the money or property in the following order:

(1) First, to the Trustee for amounts due under Section 7.07;

(2) Second, to Holders for amounts due and unpaid on the Notes for the principal amount, and interest, as applicable, ratably, without preference or priority of any kind, according to such respective amounts due and payable on the Holders’ Notes;

(3) Third, to such other Person or Persons, if any, to the extent entitled thereto; and

(4) Fourth, the balance, if any, to the Company.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under the Note Documents or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit made by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the Notes then outstanding. This Section 6.11 shall be in lieu of Section 315(e) of the TIA and such Section 315(e) is hereby expressly excluded from this Indenture, as permitted by the TIA.

Section 6.12 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.13 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Subject to the terms of the Intercreditor Agreement, every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE VII

TRUSTEE

Section 7.01 Obligations of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee need perform only those duties as are specifically set forth in this Indenture and no others; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee, however, shall examine any certificates and opinions which by any provision hereof are specifically required to be delivered to the Trustee to determine whether or not they conform to the requirements of this Indenture, but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein.

This Section 7.01(b) shall be in lieu of Section 315(a) of the TIA and such Section 315(a) is hereby expressly excluded from this Indenture, as permitted by the TIA.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of Section 7.01(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

This Section 7.01(c) shall be in lieu of Sections 315(d)(1), 315(d)(2) and 315(d)(3) of the TIA and such Sections are hereby expressly excluded from this Indenture as permitted by the TIA.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers unless the Trustee shall have received adequate security or indemnity in its opinion against potential costs and liabilities incurred by it relating thereto.

(e) Every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), (c) and (d) of this Section 7.01.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) Subject to Section 7.01:

(1) The Trustee may rely conclusively on any document reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(2) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate, an Opinion of Counsel or both, which shall conform to Section 13.04(b). The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(3) The Trustee may act through its agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.

(4) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.

(5) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection in respect of any such action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel; provided, however, that such action taken, omitted or suffered by the Trustee does not constitute willful misconduct or negligence.

(6) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(7) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(8) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(9) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including, without limitation as Paying Agent, Registrar and Collateral Agent, and to each agent, custodian and other Person employed to act hereunder.

(10) In no event shall the Trustee, including in its capacity as Paying Agent, Registrar or Collateral Agent or in any other capacity hereunder, be liable under or in connection with this Indenture for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(11) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

Section 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.10 and 7.11 and TIA Sections 310(b) and 311.

Section 7.04 Trustee’s Disclaimer. The Trustee makes no representation as to the validity or adequacy of the Note Documents. It shall not be responsible for any statement in the Notes other than its certificate of authentication.

Section 7.05 Notice of Default or Events of Default. If a Default or an Event of Default occurs and is continuing and if it is known to a Trust Officer of the Trustee, the Trustee shall mail to each Holder of a Note notice of such Default or Event of Default (unless the same has been cured) within 90 days after it occurs or, if later, within 15 days after it becomes known to a

Trust Officer of the Trustee. However, the Trustee may withhold the notice if and for so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of Holders of Notes, except in the case of a Default in payment of the principal of or interest on any Note when due. This Section 7.05 is in lieu of section 315(b) of the TIA and such provision is expressly excluded from this Indenture as permitted by the TIA.

Section 7.06 Reports by Trustee to Holders.

(a) If a report is required by TIA Section 313, within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, the Trustee shall mail to each Holder of Notes a brief report dated as of such May 15 that complies with TIA Section 313(a). If required by TIA Section 313, the Trustee also shall comply with TIA Sections 313(b)(1), (b)(2), (c) and (d).

(b) A copy of each report at the time of its mailing to Holders of Notes shall be mailed to the Company and, to the extent required by the TIA, filed with the SEC, and each stock exchange, if any, on which the Notes are listed. The Company shall notify the Trustee in writing whenever the Notes become listed on any stock exchange or listed or admitted to trading on any quotation system and any changes in the stock exchanges or quotation systems on which the Notes are listed or admitted to trading and of any delisting thereof.

Section 7.07 Compensation and Indemnity.

(a) The Company shall pay to the Trustee from time to time such compensation (as agreed to from time to time by the Company and the Trustee in writing) for its services (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances incurred or made by it. Such expenses may include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors shall indemnify the Trustee or any predecessor Trustee (which for purposes of this Section 7.07 shall include its officers, directors, employees and agents) for, and hold it harmless against, any and all loss, liability or expense including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by it in connection with the acceptance or administration of its duties under this Indenture or any action or failure to act as authorized or within the discretion or rights or powers conferred upon the Trustee hereunder including the reasonable costs and expenses of the Trustee and its counsel in defending (including reasonable legal fees and expenses) itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. The Company and the Guarantors need not pay for any settlement effected without their prior written consent, which shall not be unreasonably withheld or delayed.

(c) The Company and the Guarantors need not reimburse the Trustee for any expense or indemnify it against any loss or liability incurred by it resulting from its gross negligence, willful misconduct or bad faith.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee. The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in clause (10) or (11) of Section 6.01(a) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law. The provisions of this Section shall survive the termination of this Indenture.

Section 7.08 Replacement of Trustee.

(a) The Trustee may resign by so notifying the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and the Company and may appoint a successor Trustee.

(b) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. The resignation or removal of a Trustee shall not be effective until a successor Trustee shall have delivered the written acceptance of its appointment as described below.

(c) If a successor Trustee does not take office within 45 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

(d) If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee and execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, subject to the rights set forth in Section 7.07, and be released from its obligations (exclusive of any liabilities that the retiring Trustee may have incurred while acting as Trustee) hereunder, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

(f) A retiring Trustee shall not be liable for the acts or omissions of any successor Trustee after its succession.

(g) Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business (including the administration of this Indenture) to, another corporation, the resulting, surviving or transferee corporation, without any further act, shall be the successor Trustee; provided such transferee corporation shall qualify and be eligible under Section 7.10. Such successor Trustee shall promptly mail notice of its succession to the Company and each Holder.

Section 7.10 Eligibility; Disqualification.

(a) The Trustee shall always satisfy the requirements of paragraphs (1), (2) and (5) of TIA Section 310(a). The Trustee (or its parent holding company) shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition. If at any time the Trustee shall cease to satisfy any such requirements, it shall resign immediately in the manner and with the effect specified in this Article VII. The Trustee shall be subject to the provisions of TIA Section 310(b). In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of such bank holding company, shall meet the capital requirements of the TIA set forth in Section 310(a)(2). Nothing herein shall prevent the Trustee from filing with the SEC the application referred to in the penultimate paragraph of TIA Section 310(b).

(b) If the Trustee has or acquires a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.

Section 7.11 Preferential Collection of Claims Against Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Company may at any time, at the option of the Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.02 Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guaranties) on the date the conditions set forth below are satisfied

(hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guaranties), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under the Note Documents (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of or interest on such Notes, when such payments are due, from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to such Notes under Article II and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article VIII.

Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07 through 4.21 hereof (other than their obligations under clause (i) of Section 4.14 in respect of preservation of the corporate existence of the Company) and Article X hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guaranties, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guaranties will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, clauses (3), (4) and (5) of Section 6.01(a) hereof (in each case to the extent pertaining to a Default under any of Sections 4.07 through 4.21 hereof (other than a Default under clause (i) of

Section 4.14 in respect of preservation of the corporate existence of the Company) or Article X hereof) and clauses (6), (7), (8) and (9) of Section 6.01(a) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance under Section 8.02 or Covenant Defeasance under Section 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of and interest on the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Liens securing the Note Obligations, as provided in Section 10.03, upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions of this Section 8.04.

The Trustee shall hold in trust the U.S. dollars and Governmental Securities deposited with it pursuant to this Section 8.04 and shall apply all money held by the Trustee in trust to the payment of the principal of and interest on the Notes in accordance with this Indenture and the Notes.

Section 8.05 Repayment to Company. Subject to applicable abandonment property laws, any money held by the Trustee in trust for the payment of the principal of or interest on any Notes and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on its request; and the Holder of such Notes will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee with respect to such trust money will thereupon cease; provided, however, that the Trustee, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.06 Reinstatement. If the Trustee is unable to apply any U.S. dollars or non-callable Government Securities in accordance with this Article VIII by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under the Note Documents will be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee is permitted to apply all such money in accordance with this Article VIII; provided, however, that, if the Company makes any payment of principal of or interest on any Notes following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee.

ARTICLE IX

AMENDMENTS; SUPPLEMENTS AND WAIVERS

Section 9.01 Without Consent of Holders. The Trustee or Collateral Agent (as the case may be) and the Company may amend or supplement any of the Note Documents, and the Collateral Agent and other counterparties thereto may amend or supplement the Intercreditor Agreement, without notice to or consent of any Holder of a Note as provided in Section 10.03(e) or for the purpose of:

(a) evidencing a successor to the Company or a Guarantor and the assumption by that successor of the Company’s or such Guarantor’s obligations under the Note Documents;

(b) adding to the Company’s or Guarantors’ covenants for the benefit of the Holders or surrendering any right or power conferred upon the Company or any Guarantor;

(c) allowing any Person to guarantee the Notes;

(d) evidencing and providing for the acceptance of the appointment of a successor trustee in accordance with Article VII;

(e) complying with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA, as contemplated by this Indenture or otherwise;

(f) complying with the provisions of any securities depositary, clearing agency, clearing corporation or clearing system, or the requirements of the Trustee or Registrar, relating to transfers and exchanges of the Notes pursuant to this Indenture;

(g) curing any ambiguity, omission, defect or inconsistency or correcting or supplementing any defective provision contained in the Note Documents or the Intercreditor Agreement;

(h) modifying any other provisions of the Note Documents or the Intercreditor Agreement in any manner that will not adversely affect the rights of the Holders in any material respect;

(i) making, completing or confirming any grant of Collateral permitted or required by this Indenture or any of the Security Documents; and

(j) releasing any Collateral from the Liens securing the Note Obligations pursuant to the terms of this Indenture, any of the Security Documents or the Intercreditor Agreement.

Section 9.02 With Consent of Holders.

(a) The Trustee or Collateral Agent (as the case may be) and the Company may amend or supplement any of the Note Documents, and the Collateral Agent and other counterparties thereto may amend or supplement the Intercreditor Agreement, in each case with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, subject to Section 9.04, without the written consent of each Holder affected, an amendment, supplement or waiver may not:

(1) alter the manner of calculation or rate of accrual of interest on any Note or change the time of payment of any installment of interest on any Note;

(2) make any of the Notes payable in money or securities other than that stated in the Notes;

(3) change the Stated Maturity of any Note or provide that any Note may be redeemed prior to the Final Maturity Date at the option of the Company other than as described in Section 3.01(a) and (b);

(4) reduce the principal amount or Redemption Price payable (as applicable) with respect to any of the Notes, or the amount payable upon purchase pursuant to this Indenture or any Note;

(5) impair the right of the Holder of any Note to receive payment of principal of or interest on such Note on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Note;

(6) make any change in this Article IX; or

(7) release any Guarantor from any of its obligations under its Note Guaranty or this Indenture, except in accordance with the terms of this Indenture.

In addition, any amendment or supplement to the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Note Obligations, except in accordance with the terms of this Indenture, any Security Document or the Intercreditor Agreement, will require the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding.

Without limiting the forgoing provisions of this Section 9.02(a), the Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of all the Holders of the Notes, (i) waive compliance by the Company or any Guarantor with the restrictive provisions of the Note Documents, and (ii) waive any past Default or Event of Default under this Indenture and its consequences, except an uncured failure to pay when due the principal amount of or accrued and unpaid interest on the Notes or the Redemption Price, or in respect of any provision which under the Note Documents cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

(b) It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if such consent approves the substance thereof.

(c) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall promptly mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03 Compliance with Trust Indenture Act. Every amendment to or supplement of this Indenture or the Notes shall comply with the TIA as in effect at the date of such amendment or supplement.

Section 9.04 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of a Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective, it shall bind every Holder of a Note.

Section 9.05 Notation On or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.

Section 9.06 Trustee to Sign Amendments, Etc. The Trustee or Collateral Agent (as the case may be) shall sign any amendment or supplemental indenture authorized pursuant to this Article IX if the amendment or supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent. If it does, the Trustee or Collateral Agent (as the case may be) may, in its sole discretion, but need not sign such amendment or supplemental indenture. In signing or refusing to sign such amendment or supplemental indenture, the Trustee or Collateral Agent (as the case may be) shall be entitled to receive and, subject to Section 7.01, shall be fully protected in relying upon, an Officers’ Certificate and Opinion of Counsel stating that such amendment or supplemental indenture is authorized or permitted by this Indenture. The Company may not sign an amendment or supplemental indenture until the Board of Directors approves it.

Section 9.07 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article IX, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 9.08 Payment for Consent. Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

ARTICLE X

COLLATERAL AND SECURITY

Section 10.01 Security Interest.

(a) The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law) on the Notes and performance of all other Obligations of the Company and the Guarantors to the Holders of Notes or the Trustee under this Indenture and the Notes, including, without limitation, the Note Guaranties, according to the terms hereunder or thereunder (collectively the “Note Obligations”) are secured as provided in the Security Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the terms of this Indenture. Wells Fargo Bank, N.A. shall initially act as Collateral Agent and shall be authorized to appoint co-collateral agents as necessary in its sole discretion. Pursuant to such authority, the Collateral Agent hereby appoints PNC Bank, National Association, as co-collateral agent to act as mortgagee for the benefit of the holders of the Note Obligations and the Priority Lien Obligations under any mortgages on real property located in the State of Minnesota that are granted by the Company pursuant to Section 4.18(c) hereof. Each Holder of Notes, by its acceptance of Notes, and the Trustee direct the Collateral Agent (directly or through co-collateral agents) to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof and of this Indenture and the Intercreditor Agreement. The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent (or any co-collateral agent) pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be required by the provisions of this Indenture and the Security Documents to assure and confirm to the Collateral Agent (or any co-collateral agent) the security interest in the Collateral contemplated by this Indenture and the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes.

(b) The Company will comply with the provisions of TIA §314.

Section 10.02 Intercreditor Agreement. This Article X and the provisions of each Security Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreement. Each Holder of the Notes, by its acceptance of the Notes (a) directs the Trustee and Collateral Agent to enter into the PNC Intercreditor Agreement and to perform their obligations and exercise their rights thereunder in accordance therewith, subject to the terms and conditions of this Indenture, (b) further directs the Trustee and Collateral Agent, if any Indebtedness of the Company or any Guarantor under any Credit Facility other than the Credit Agreement has been designated by the Company in an Officers’ Certificate delivered to the Trustee and Collateral Agent as “Priority Lien Debt” for purposes of this Indenture, to, at the request of the Company, enter into an Additional Intercreditor Agreement with the agent or other representative of the holders of such Indebtedness designated pursuant to the terms of the documents governing such

Credit Facility and to perform their obligations and exercise their rights thereunder in accordance therewith, subject to the terms and conditions of this Indenture, (c) consents to the subordination of Liens provided for in any Intercreditor Agreement and (d) agrees that it will be bound by, and will take no actions contrary to, the provisions of any Intercreditor Agreement. The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit to the Company and certain of its Subsidiaries, and such lenders and each other present and future holder of Priority Lien Obligations are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Section 10.03 Release of Liens in Respect of Notes.

(a) The Collateral Agent’s (and any co-collateral agent’s) Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Note Obligations, and the right of the Holders of the Notes and holders of such other Note Obligations to the benefits and proceeds of the Collateral Agent’s (and any co-collateral agent’s) Liens on the Collateral, and the obligations of the Company and each Guarantor or other Restricted Subsidiary of the Company under the Security Documents, will automatically terminate and be discharged:

(1) upon satisfaction and discharge of this Indenture in accordance with Article XII hereof;

(2) upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article VIII hereof;

(3) upon payment in full and discharge of all Notes outstanding under this Indenture and all other Note Obligations that are outstanding and due and payable at the time the Notes are paid in full and discharged;

(4) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article IX hereof; and

(5) if and to the extent required by of the Intercreditor Agreement.

(b) If any assets or rights of the Company, any Guarantor or any other Restricted Subsidiary of the Company constituting a part of the Collateral are sold or otherwise disposed of to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, such assets or rights shall be automatically released from the Liens securing the Note Obligations and the right of the Holders of the Notes and holders of the other Note Obligations to the benefits and proceeds of the Collateral Agent’s (or any co-collateral agent’s) Liens on such assets or rights will automatically terminate and be discharged, provided that, subject to the terms of the Intercreditor Agreement, the Net Proceeds of such sale or disposition are applied in accordance with Section 4.10 hereof.

(c) If Equity Interests in any Guarantor or other Restricted Subsidiary of the Company are sold or otherwise disposed of (including by way of consolidation or merger) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, the Liens on the assets and rights of such Guarantor or other Restricted Subsidiary securing the Note Obligations will be automatically released and the rights of the Holders of the Notes and the holders of the other Note Obligations to the benefits and proceeds of the Collateral Agent’s (or any co-collateral agent’s) Liens on such assets and rights, and the obligations of such Guarantor or other Restricted Subsidiary under the Security Documents, will automatically terminate and be discharged, provided that, subject to the terms of the Intercreditor Agreement, the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.10 hereof and, to the extent applicable, the Company complies with Article V hereof.

(d) If all Priority Liens on any assets or rights of the Company, any Guarantor or any other Restricted Subsidiary of the Company securing the Priority Lien Obligations are released (other than in connection with the payment in full of such Priority Lien Obligations and the termination or expiration of all commitments, if any, to extend credit that would constitute Priority Lien Obligations), the Liens on such assets or rights securing the Note Obligations will also be automatically released and the right of the Holders of the Notes and holders of other Note Obligations to the benefits and proceeds of the Collateral Agent’s (or any co-collateral agent’s) Liens on such assets or rights will automatically terminate and be discharged (provided that, if Priority Liens are at any time thereafter granted on such assets or rights to secure Priority Lien Debt, the Company shall promptly take or cause the applicable Guarantor or other Restricted Subsidiary to take such actions as may be reasonably required to grant to the Collateral Agent (or a co-collateral agent) a second priority Lien (subject to Priority Liens and Permitted Prior Liens) on such assets or rights to secure the Note Obligations).

(e) Upon release of the Collateral, or any portion thereof, from the Liens securing the Notes and other Note Obligations, in each case in accordance with the provisions of this Section 10.03, all right, title and interest of the Collateral Agent (or any co-collateral agent) therein shall thereupon cease and, at the written request of the Company and at the Company’s cost and expense, the Collateral Agent (or such co-collateral agent) (i) shall execute such instruments as the Company may reasonably request to evidence such release of record and (ii) if the Collateral so released is in the possession of the Collateral Agent (or such co-collateral agent), shall deliver such Collateral to the Company.

(f) The release of any Collateral from the terms of this Indenture will not be deemed to impair the security under this Indenture in contravention of provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof. To the extent applicable, the Company will comply with TIA §314(d) relating to the release of property or securities subject to the Lien of the Security Documents. Any certificate or opinion required by TIA §314(d) may be made by an Officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by the Company. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to the released Collateral.

Section 10.04 Collateral Agent.

(a) The Collateral Agent (directly or through co-collateral agents) will hold and, subject to the terms of the Intercreditor Agreement, will be entitled to enforce all Liens on the Collateral created by the Security Documents.

(b) The Collateral Agent will not be obligated to do any of the following in the absence of the written direction of the Trustee or the Holders of a majority in principal amount of the Notes then outstanding (as certified to by the Trustee):

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the Security Documents or the Liens created thereby or the Collateral.

(c) Subject to the terms of the Intercreditor Agreement and Article VII, the Collateral Agent is authorized and empowered to institute and maintain such suits and proceedings as it may deem expedient to protect or enforce the Liens on the Collateral or the other rights under the Security Documents to which the Collateral Agent is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of such Security Documents or this Indenture, and such suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens or other rights under such Security Documents or hereunder or be prejudicial to the interests of Holders or the Collateral Agent.

(d) Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents or the Intercreditor Agreement, the Collateral Agent shall not have any duties or responsibilities hereunder, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents or the Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Indenture, the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Collateral Agent is expressly entitled to take or assert under this Indenture, the Security Documents and the Intercreditor Agreement.

(e) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Company’s or any Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral and that the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(f) No provision of this Indenture, the Intercreditor Agreement or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

Section 10.05 Further Assurances. Subject to and to the extent consistent with the Intercreditor Agreement and the terms of the Security Documents, upon the reasonable request of the Collateral Agent at any time and from time to time, the Company and each of the Guarantors shall promptly execute, acknowledge and deliver such documents and instruments, and take such other actions, as shall be reasonably required by the Collateral Agent to create, perfect, protect, assure or enforce the Liens granted or intended to be granted by the Security Documents.

Section 10.06 Insurance.

(a) The Company and the Guarantors shall:

(1) keep their properties insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is reasonably comparable to companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them; and

(3) maintain such other insurance as may be required by law.

(b) Upon the request of the Collateral Agent, the Company and the Guarantors will furnish to the Collateral Agent information as to their property and liability insurance carriers. Holders of Notes, as a class, will be named as additional insureds on all material liability insurance policies of the Company and the Guarantors, and the Collateral Agent (or a co-collateral agent, as applicable) will be named as second lender loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of the Company and the Guarantors.

Section 10.07 Impairment of Security Interest. The Company will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take any action, which action or omission would reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the holders of the Note Obligations, except as expressly permitted by the Note Documents.

ARTICLE XI

NOTE GUARANTIES

Section 11.01 Guaranty.

(a) Subject to this Article XI, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, (i) that the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that, except as otherwise provided in this Indenture, this Note Guaranty will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guaranty, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guarantied hereby until payment in full of all Obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Note Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Obligations as provided in Article VI hereof, such Obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guaranty. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guaranties.

(e) Each Note Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guaranties, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f) In case any provision of any Note Guaranty shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g) Each payment to be made by a Guarantor in respect of its Note Guaranty shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(h) Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guaranty are knowingly made in contemplation of such benefits.

Section 11.02 Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guaranty of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guaranty. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article XI, result in the obligations of such Guarantor under its Note Guaranty not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Note Guaranty.

To evidence its Note Guaranty set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Note Guaranty substantially in the form attached as Exhibit B hereto will be endorsed by such Guarantor on each Note authenticated and delivered by the Trustee.

Each Guarantor hereby agrees that its Note Guaranty set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guaranty.

If an officer of a Guarantor whose signature is on this Indenture or on any notation of the Note Guaranty no longer holds that office at the time the Trustee authenticates the Note on which a notation of the Note Guaranty is endorsed, the Note Guaranty will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the notation of Note Guaranty endorsed on such Note on behalf of the Guarantors.

Section 11.04 Guarantors May Consolidate, etc., on Certain Terms.

(a) Except for a Guarantor whose obligations under its Note Guaranty are to be released as provided in Section 11.05(a) hereof, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) the Person (if other than such Guarantor) formed by or surviving any such consolidation or merger expressly assumes all the obligations of that Guarantor under (i) its Note Guaranty pursuant to a supplemental indenture, executed and delivered to the Trustee, and (ii) to the extent applicable, the Security Documents pursuant to supplements thereto, executed and delivered to the Collateral Agent;

(2) after giving effect to such transaction, no Default or Event of Default exists; and

(3) the Company shall have, at or prior to the date of such consolidation or merger, delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger complies with this Section 11.04 and, if a supplemental indenture and/or supplements to Security Documents are required in connection with such transaction, such supplemental indenture and/or supplements comply with this Section 11.04, and that all conditions precedent herein provided for relating to such transaction have been complied with.

The foregoing clause (2) shall not apply to any merger or consolidation of a Guarantor with or into any Subsidiary of the Company that is not a Guarantor.

(b) Upon any consolidation of a Guarantor with, or merger of a Guarantor into, any other Person in accordance with Section 11.04(a), the successor Person formed by such consolidation or into which such Guarantor is merged shall succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the Note Documents with the same effect as if it had been named as a Guarantor therein. Such successor Person thereupon may cause to be signed any or all of the Note Guaranties to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guaranties so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guaranties theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guaranties had been issued at the date of the execution hereof.

Section 11.05 Releases.

(a) In the event the Equity Interests of any Guarantor is sold or otherwise disposed of (including by way of consolidation or merger) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, then such Guarantor will be automatically released and relieved of any obligations under its Note Guaranty, provided that, subject to the terms of the Intercreditor Agreement, the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.10 hereof and, to the extent applicable, the Company complies with Article V hereof.

(b) Upon designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be automatically released and relieved of any obligations under its Note Guaranty.

(c) Upon Legal Defeasance or Covenant Defeasance in accordance with Article VIII hereof or satisfaction and discharge of this Indenture in accordance with Article XII hereof, each Guarantor will be automatically released and relieved of any obligations under its Note Guaranty.

Any Guarantor not released from its obligations under its Note Guaranty as provided in this Section 11.05 will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article XI.

ARTICLE XII

SATISFACTION AND DISCHARGE OF INDENTURE

Section 12.01 Satisfaction and Discharge of Indenture. This Indenture shall cease to be of further force and effect, and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when either:

(A) all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (ii) Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company as provided in Section 12.03) have been delivered to the Trustee for cancellation; or

(B) all Notes not theretofore delivered to the Trustee for cancellation,

(i) have become due and payable,

(ii) will become due and payable at the Final Maturity Date within one year, or

(iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

provided, in the case of clause (B), that

(1) the Company or any Guarantor has deposited with the Trustee or a Paying Agent (other than the Company or any of its Affiliates) as trust funds in trust for the purpose of and in an amount sufficient to pay and discharge in respect of all Notes not theretofore delivered to the Trustee for cancellation, the principal thereof and interest thereon to the date of such deposit (in the case of Notes which have become due and payable) or to the Final Maturity Date or Redemption Date, as the case may be. In the event that the Company exercises its right to redeem the Notes as provided in Article III, the Company shall have the right to withdraw its funds previously deposited with the Trustee or Paying Agent pursuant to the immediately preceding sentence;

(2) the Company or any Guarantor has paid or caused to be paid all other sums payable hereunder by the Company; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein relating to the satisfaction and discharge of this Indenture have been complied with.

The Collateral will be released from the Lien securing the Note Obligations as provided in Section 10.03 upon a satisfaction and discharge in accordance with the provisions of this Section 12.01.

Section 12.02 Application of Trust Money. Subject to the provisions of Section 12.03, the Trustee or a Paying Agent shall hold in trust, for the benefit of the Holders, all money deposited with it pursuant to Section 12.01 and shall apply the deposited money in accordance with this Indenture and the Notes to the payment of the principal of and interest on the Notes.

Section 12.03 Repayment to Company.

(a) The Trustee and each Paying Agent shall promptly pay to the Company upon request any excess money (1) deposited with them pursuant to Section 12.01 and (2) held by them at any time.

(b) The Trustee and each Paying Agent shall, subject to applicable abandonment property laws, pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years after a right to such money has matured; provided, however, that the Trustee or such Paying Agent, before being required to make any such payment, may at the expense of the Company cause to be mailed to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least 30 days from the date of such mailing, any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

Section 12.04 Reinstatement.

(a) If the Trustee or any Paying Agent is unable to apply any money in accordance with Section 12.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the other Note Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 until such time as the Trustee or such Paying Agent is permitted to apply all such money in accordance with Section 12.02; provided, however, that if the Company has made any payment of the principal of or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive any such payment from the money held by the Trustee or such Paying Agent.

(b) If pursuant to the last sentence of Section 12.01(a)(1), the Company withdraws its previously deposited funds as a result of its exercise of its redemption right, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit has occurred pursuant to Section 12.01.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the TIA through operation of Section 318(c) thereof, such imposed duties shall control.

Section 13.02 Notices. Any demand, authorization notice, request, consent or communication shall be given in writing and delivered in person or mailed by first-class mail, postage prepaid, or by guaranteed overnight courier, addressed as follows or transmitted by facsimile transmission (confirmed by delivery in person or mail by first-class mail, postage prepaid, or by guaranteed overnight courier) to the following facsimile numbers:

If to the Company and/or any Guarantor, to:

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350-9784

Attention: Investor Relations

Fax: (320) 587-1810

if to the Trustee, to:

Wells Fargo Bank, National Association

MAC N9311-110

625 Marquette Avenue

Minneapolis, Minnesota 55479

Attention: Hutchinson Administrator

Such notices or communications shall be effective when received.

The Company, any Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder of a Note shall be mailed by first-class mail or delivered by an overnight delivery service to it at its address shown on the register kept by the Primary Registrar.

Failure to mail a notice or communication to a Holder of a Note or any defect in it shall not affect its sufficiency with respect to other Holders of Notes. If a notice or communication to a Holder of a Note is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails any notice to a Holder of a Note, it shall mail a copy to the Trustee and each Registrar and Paying Agent.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary as such Holder (or its designee) pursuant to the standing instructions from the Depositary or its designee.

Section 13.03 Communications by Holders with Other Holders. Holders of Notes may communicate pursuant to TIA Section 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and any other person shall have the protection of TIA Section 312(c).

Section 13.04 Certificate and Opinion as to Conditions Precedent. (a) Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee at the request of the Trustee:

(1) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent (including any covenants, compliance with which constitutes a condition precedent), if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent (including any covenants, compliance with which constitutes a condition precedent) have been satisfied.

(b) Each Officers’ Certificate and Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1) a statement that the person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with;

provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 13.05 Record Date for Vote or Consent of Holders of Notes. The Company (or, in the event deposits have been made pursuant to Section 12.01, the Trustee) may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture, which record date shall not be more than 30 days prior to the date of the commencement of solicitation of such action. Notwithstanding the provisions of Section 9.04, if a record date is fixed, those persons who were Holders of Notes at the close of business on such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders after such record date.

Section 13.06 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules (not inconsistent with the terms of this Indenture) for action by or at a meeting of Holders. Any Registrar or Paying Agent may make reasonable rules for its functions.

Section 13.07 Legal Holidays. A “Legal Holiday” is a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York, Chicago, Illinois or Minneapolis, Minnesota are authorized or obligated to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a Regular Record Date is a Legal Holiday, the record date shall not be affected.

Section 13.08 Governing Law. This Indenture and the Notes shall be governed by, and construed in accordance with, the internal laws of the State of New York.

Section 13.09 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 No Recourse Against Others. All liability described in paragraph 15 of the Notes of any director, officer, employee or shareholder, as such, of the Company hereby is waived and released by each of the Holders.

Section 13.11 Successors. All agreements of the Company in this Indenture and the Notes shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 13.12 Multiple Counterparts. The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

Section 13.13 Separability. If any provisions in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14 Table of Contents, Headings, Etc. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.15 Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party hereto, and each Holder of a Note by its acceptance thereof, irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s or Holder’s address set forth or referred to in Section 13.02 above shall be effective service of process for any such suit, action or other proceeding brought in any such court. Each party hereto, and each Holder of a Note by its acceptance thereof, irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or other proceeding has been brought in an inconvenient forum.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

HUTCHINSON TECHNOLOGY INCORPORATED

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, solely as Trustee hereunder and not in its individual capacity

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, solely as Collateral Agent hereunder and not in its individual capacity

By:
Name:
Title:

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

HUTCHINSON TECHNOLOGY INCORPORATED

8.50% Senior Secured Second Lien Notes due 2017

No. [ ]	CUSIP:

Hutchinson Technology Incorporated, a Minnesota corporation, promises to pay to Cede & Co. or registered assigns the principal amount of                     ($            ) on January 15, 2017.

This Note shall bear interest as specified on the other side of this Note.

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

HUTCHINSON TECHNOLOGY INCORPORATED

By:
Name:
Title:

Dated:

Trustee’s Certificate of Authentication: This is one of the Notes referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, solely as Trustee hereunder and not in its individual capacity

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

HUTCHINSON TECHNOLOGY INCORPORATED.

8.50% SENIOR SECURED SECOND LIEN NOTES DUE 2017

1.	INTEREST

Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”, which term shall include any successor corporation under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this Note from             or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for at the rate of 8.50% per annum. The Company shall pay interest semiannually on January 15 and July 15 of each year (each an “Interest Payment Date”), commencing             . Each payment of interest will include interest accrued through the day before the relevant Interest Payment Date (or Redemption Date, Purchase Date or Change of Control Payment Date, as the case may be). Cash interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

No sinking fund is provided for the Notes.

2.	METHOD OF PAYMENT

The Company shall pay interest on this Note to the Person who is the Holder of this Note at the close of business on January 1 or July 1, as the case may be (each, a “Regular Record Date”), next preceding the related Interest Payment Date. Payment of the principal of and interest on this Note shall be made at the office or agency of the Company maintained for that purpose at the Corporate Trust Office of the Trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made through the Paying Agent by check mailed to the address of the Person entitled thereto as such address appears in the Registrar; provided further that a Holder of Notes in an aggregate principal amount in excess of $2.0 million will be paid interest on such Notes by wire transfer in immediately available funds at the election of such Holder if such Holder has provided wire transfer instructions to the Trustee at least 10 Business Days prior to the Interest Payment Date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder.

3.	PAYING AGENT AND REGISTRAR

Initially, Wells Fargo Bank, National Association (the “Trustee”, which term shall include any successor trustee under the Indenture hereinafter referred to) will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holder. The Company or any of its Subsidiaries may, subject to certain limitations set forth in the Indenture, act as Paying Agent or Registrar.

4.	INDENTURE, LIMITATIONS

This Note is one of a duly authorized issue of Notes of the Company designated as its 8.50% Senior Secured Second Lien Notes Due 2017 (the “Notes”), issued under an Indenture dated as of             , 2012 (together with any supplemental indentures thereto, the “Indenture”), between the Company and the Trustee. The terms of this Note include those stated in the Indenture and those required by or made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture. This Note is subject to all such terms, and the Holder of this Note is referred to the Indenture and said Act for a statement of them. Capitalized terms used in this Note shall have the meanings assigned to them in the Indenture unless otherwise indicated.

The Notes and other Note Obligations are secured on a second priority basis (subject to Priority Liens and Permitted Prior Liens) by Liens on substantially all of the assets (other than Excluded Assets) of the Company, subject to the terms of the Indenture, the Security Documents and the Intercreditor Agreement.

If, after the date of this Indenture, the Company or any Restricted Subsidiary of the Company forms or acquires any Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary, the Notes will be guaranteed by such Domestic Subsidiary and the Notes and other Note Obligations will be secured on a second priority basis (subject to Priority Liens and Permitted Prior Liens) by Liens on substantially all of the assets (other than Excluded Assets) of such Domestic Subsidiary, subject to the terms of the Indenture, the Security Documents and the Intercreditor Agreement.

If, after the date of the Indenture, any Restricted Subsidiary that is not a Guarantor guarantees or provides credit support for (other than by granting Liens on its assets) any Priority Lien Obligations, the Notes will be guaranteed by such Restricted Subsidiary, subject to the terms of the Indenture.

If, after the date of the Indenture, the Priority Lien Debt is secured by Liens on any assets of the Company or its Restricted Subsidiaries not theretofore subject to a Priority Lien (other than Rule 3-16 Excluded Assets, but including any other Excluded Assets), the Notes and other Note Obligations will be secured on a second priority basis (subject to Priority Liens and Permitted Prior Liens) by Liens on such assets, subject to the terms of the Indenture, the Security Documents and the Intercreditor Agreement.

5.	REDEMPTION AT THE OPTION OF THE COMPANY

The Company may at any time on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest on the principal amount of the Notes redeemed to, the Redemption Date.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the excess of: (a) the present value at such Redemption Date of (i) the principal amount of the Note redeemed plus (ii) all required interest payments due on such principal amount from such

Redemption Date through January 15, 2017 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the Note redeemed.

Unless the Company defaults in the payment of the Redemption Price, interest will cease to accrue on the Notes or portions thereof call for redemption on the applicable Redemption Date.

6.	NOTICE OF REDEMPTION

Notice of redemption, as set forth in Section 3.03 of the Indenture, will be mailed by first-class mail at least 30 days but not more than 60 days before a Redemption Date to each Holder of Notes to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part, but only in whole multiples of $1,000 in excess thereof. On and after the Redemption Date, subject to the deposit with the Paying Agent of funds sufficient to pay the Redemption Price, such Notes or portions of them called for redemption will cease to be outstanding, whether or not the Note is delivered to the Paying Agent, and the rights of the Holder in respect thereof shall cease (other than the right to receive the Redemption Price).

7.	CHANGE IN CONTROL AND SALE OF ASSETS

Upon the occurrence of (a) a Change in Control, each Holder shall have the right to require the Company to repurchase all or part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest on such principal amount to the date of purchase, and (b) an Asset Sale, the Company may be obligated to make an offer to purchase the Notes from the Holders with Excess Proceeds of such Asset Sale at a purchase price equal to 100% of the principal amount of such Notes plus accrued interest on such principal amount to the date of purchase; all as provided in, and subject to the terms of, the Indenture.

8.	DENOMINATIONS, TRANSFER, EXCHANGE

The Notes are in registered form, without coupons, in denominations of $2,000 principal amount and integral multiples of $1,000 principal amount in excess thereof. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

9.	PERSONS DEEMED OWNERS

The Holder of a Note may be treated as the owner of it for all purposes.

10.	UNCLAIMED MONEY

Subject to applicable abandonment property laws, if money for the payment of principal or interest remains unclaimed for two years, the Trustee and any Paying Agent will pay the money back to the Company at its written request, subject to applicable unclaimed property law and the provisions of the Indenture. After that, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

11.	AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Note Documents and the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and an existing Default or Event of Default and its consequence or compliance with any provision of the Note Documents and the Intercreditor Agreement may be waived in a particular instance with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without the consent of or notice to any Holder, the Company and other counterparties thereto may amend or supplement the Note Documents and the Intercreditor Agreement to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of the Holders in any material respect.

12.	SUCCESSOR ENTITY

When a successor entity assumes all the obligations of its predecessor under the Note Documents in accordance with the terms and conditions of the Indenture, the predecessor entity shall be released from those obligations.

13.	DEFAULTS AND REMEDIES

Events of Default are set forth in the Indenture. If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy or insolvency as described below) occurs and is continuing, the Trustee may, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may, by notice to the Company and the Trustee, declare the principal amount of, and accrued and unpaid interest to the date of declaration on, all the Notes to be immediately due and payable. Upon such a declaration, such principal amount and such accrued and unpaid interest shall be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Notes. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all payments due to the Trustee and any predecessor Trustee under the Indenture have been made. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto. Holders may not enforce the Note Documents except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Note Documents. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default

(except a Default in payment of principal or interest) if and so long as it determines that withholding notice is in their interests. The Company is required to file periodic certificates with the Trustee as to the Company’s compliance with the Indenture and knowledge or status of any Default or Event of Default.

14.	TRUSTEE DEALINGS WITH THE COMPANY

Wells Fargo Bank, National Association, the initial Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or an Affiliate of the Company, and may otherwise deal with the Company or an Affiliate of the Company, as if it were not the Trustee.

15.	NO RECOURSE AGAINST OTHERS

A director, officer, employee or shareholder, as such, of the Company or any Guarantor shall not have any liability for any obligations of the Company or the Guarantors under any Note Documents nor for any claim based on, in respect of or by reason of such obligations or their creation. The Holder of this Note by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

16.	AUTHENTICATION

This Note shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the other side of this Note.

17.	ABBREVIATIONS AND DEFINITIONS

Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

All terms defined in the Indenture and used in this Note but not specifically defined herein are defined in the Indenture and are used herein as so defined.

18.	INDENTURE TO CONTROL; GOVERNING LAW

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. This Note and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

19.	INTERCREDITOR AGREEMENT

Anything herein to the contrary notwithstanding, the liens and security interests securing the obligations evidenced by this Note and the exercise of any right or remedy with respect thereto are subject to the provisions of the PNC Intercreditor Agreement and any Additional Intercreditor Agreement. In the event of any conflict between the terms of the PNC Intercreditor Agreement and this Note, the terms of the PNC Intercreditor Agreement shall govern and control. In the event of any conflict between the terms of any Additional Intercreditor Agreement and this Note, the terms of such Additional Intercreditor Agreement shall govern and control.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Your Signature
Date:
(Sign exactly as your name appears on the other side of this Note)
*Signature guaranteed by:

By:

*The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, state the amount you elect to have purchased:

$
Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax
Identification
No.:

Signature

Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF NOTATION OF GUARANTY

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in and subject to the provisions of the Indenture dated as of                     , 2012 (the “Indenture”) among Hutchinson Technology Incorporated (the “Company”), the Guarantors party thereto and Wells Fargo Bank, N.A., as trustee (the “Trustee”), the due and punctual payment of the principal of and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee under the Notes or the Indenture, all in accordance with the terms of the Indenture. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guaranty and the Indenture are expressly set forth in Article XI of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guaranty. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTORS]

By:
Name:

Title:

B-1

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among                      (the “Guarantying Subsidiary”), a subsidiary of Hutchinson Technology Incorporated (or its permitted successor), a Minnesota corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of             , 2012 providing for the issuance of 8.50% Senior Secured Second Lien Notes due 2017 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guarantying Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantying Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth in the Indenture (the “Note Guaranty”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantying Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTY. The Guarantying Subsidiary hereby agrees to provide an unconditional guarantee on the terms and subject to the conditions set forth in the Note Guaranty and in the Indenture including but not limited to Article XI thereof.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee or shareholder, as such, of the Guarantying Subsidiary will have any liability for any obligations of the Company or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

C-1

5. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantying Subsidiary and the Company.

C-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                     ,

[GUARANTYING SUBSIDIARY]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Trustee

By:

Authorized Signatory

C-3